                                                                   EXHIBIT 10(c)



                                DATA MANAGEMENT
                             OUTSOURCING AGREEMENT



                                    BETWEEN


                          ALLSTATE INSURANCE COMPANY


                                      AND


                              ACXIOM CORPORATION


                              CONFIDENTIAL DRAFT
                              DO NOT REDISTRIBUTE

                                March 19, 1999
                                 Version 5.0.0


                           SUMMARY TABLE OF CONTENTS
                           -------------------------
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
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                                                                            Page
                                                                            ----
SUMMARY TABLE OF CONTENTS.................................................  II

DETAILED TABLE OF CONTENTS................................................  IV

INDEX OF DEFINED TERMS....................................................  IX

LIST OF SCHEDULES.........................................................  XI

1.  BACKGROUND AND PURPOSE................................................   1

2.  DEFINITIONS...........................................................   1

3.  SERVICES..............................................................   8

4.  MASLS.................................................................   9

5.  ACXIOM RESOURCES......................................................  10

6.  SECURITY OBLIGATIONS..................................................  11

7.  ALLSTATE-RETAINED AUTHORITY AND OBLIGATIONS...........................  11

8.  FINANCIAL TERMS.......................................................  12

9.  RELATIONSHIP MANAGEMENT...............................................  20

10. PROPRIETARY RIGHTS; OWNERSHIP OF WORK PRODUCT.........................  23

11. TERM..................................................................  25

12. DISENTANGLEMENT.......................................................  26

13. DEFAULT...............................................................  28

14. INSURANCE.............................................................  29

15. REPORTS...............................................................  31

16. RECORDKEEPING AND AUDIT RIGHTS........................................  32

17. CONFIDENTIALITY.......................................................  33

18. LEGAL COMPLIANCE......................................................  34

19. REPRESENTATIONS AND WARRANTIES........................................  35

20. INDEMNIFICATION.......................................................  38

21. DISPUTE RESOLUTION....................................................  42

                                     -ii-
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
22. PUBLICITY............................................................   43

23. USE OF AFFILIATES AND SUBCONTRACTORS.................................   44

24. MISCELLANEOUS........................................................   44

                                     -iii-
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                          DETAILED TABLE OF CONTENTS
                          --------------------------

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                                                                          ----
SUMMARY TABLE OF CONTENTS...............................................    II


DETAILED TABLE OF CONTENTS..............................................    IV


INDEX OF DEFINED TERMS..................................................    IX


LIST OF SCHEDULES.......................................................    XI


1. BACKGROUND AND PURPOSE...............................................     1


2. DEFINITIONS..........................................................     1

   2.1.  Acxiom Core Software...........................................     2
   2.2.  Acxiom's Contract Manager......................................     2
   2.3.  Acxiom's Key Personnel.........................................     2
   2.4.  Acxiom's Personnel.............................................     2
   2.5.  Affiliate......................................................     2
   2.6.  Agreement......................................................     2
   2.7.  Allstate Software..............................................     2
   2.8.  Allstate's Contract Manager....................................     3
   2.9.  Allstate's Data................................................     3
   2.10. Allstate's Key Personnel.......................................     3
   2.11. Benchmark Price................................................     3
   2.12. Confidential Information.......................................     3
   2.13. Current Projects...............................................     4
   2.14. Data Acquisition Cost ("DAC")..................................     4
   2.15. Data Acquisition System ("DAS")................................     4
   2.16. Data Integrity.................................................     4
   2.17. Effective Date.................................................     4
   2.18. End-User.......................................................     4
   2.19. Fee Reduction..................................................     5
   2.20. Force Majeure Event............................................     5
   2.21. Indemnitees....................................................     5
   2.22. Masl...........................................................     5
   2.23. Material Default...............................................     5
   2.24. Party..........................................................     6
   2.25. Person.........................................................     6
   2.26. Problem........................................................     7
   2.27. Problem Report.................................................     7
   2.28. Services.......................................................     7
   2.29. Software.......................................................     7
   2.30. Term...........................................................     7
   2.31. Third-party Data Providers.....................................     7
   2.32. Total Data Cost Savings ("TDCS")...............................     8
   2.33. Work Order.....................................................     8
   2.34. Work Product...................................................     8

3. SERVICES.............................................................     8

   3.1. Provision Of Services...........................................     8

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
   3.2. Current Projects................................................    8
   3.3. Data Acquisition and Related Services...........................    9
   3.4. Future Projects.................................................    9
   3.5. [INTENTIONALLY LEFT BLANK]......................................    9
   3.6. Business Resumption Services....................................    9
   3.7. Data Integrity Services.........................................    9

4. MASLS................................................................    9

   4.1. Specification of MASLs..........................................    9
   4.2. MASL Measurement and Reporting..................................    9
   4.3. Improvement in MASLs............................................   10
   4.4. Temporary Suspension of MASLs...................................   10

5. ACXIOM RESOURCES.....................................................   10

   5.1. General.........................................................   10
   5.2. Use of Data Acquisition System..................................   10
   5.3. Use of Data Network.............................................   11
   5.4. Non-Exclusivity.................................................   11

6. SECURITY OBLIGATIONS.................................................   11


7. ALLSTATE-RETAINED AUTHORITY AND OBLIGATIONS..........................   11

   7.1. Allstate Authority..............................................   11
   7.2. Access to Personnel and Information.............................   12

8. FINANCIAL TERMS......................................................   12

   8.1. Data Acquisition Fees...........................................   12
   8.2. Shared Savings - Data Acquisition Costs.........................   12
      8.2.1. Total Data Cost Savings....................................   12
      8.2.2. Determination of Benchmark Price...........................   12
      8.2.3. Effect of Supplier Price Changes on TDCS...................   13
   8.3. Shared Savings - Other Costs....................................   13
   8.4. Data Network Costs..............................................   14
   8.5. Pricing Audit...................................................   14
   8.6. Taxes...........................................................   15
   8.7. Services Benchmarking...........................................   15
   8.8. Out-of-Scope Services Rate Chart................................   15
   8.9. Fee Reductions..................................................   16
   8.10. Only Payments..................................................   17
   8.11. Invoices.......................................................   18
      8.11.1. Data Acquisition Costs....................................   18
      8.11.2. Other Charges.............................................   18
      8.11.3. Frequency and Format......................................   18
      8.11.4. Disputed Amounts..........................................   19
      8.11.5. Set-Off...................................................   19
   8.12. Most-Favored Customer..........................................   19

9. RELATIONSHIP MANAGEMENT..............................................   20

   9.1. Key Personnel and Contract Manager..............................   20
      9.1.1. Acxiom's Key Personnel and Contract Manager................   20
      9.1.2. Allstate's Key Personnel and Contract Manager..............   20
      9.1.3. Additional Personnel Requirements..........................   21
      9.1.4. Minimum Proficiency Levels.................................   21

      9.1.5. Training....................................................   21
      9.1.6. Unsatisfactory Performance..................................   21
   9.2. Allstate's Policies..............................................   21
      9.2.1. Computer Information and Access.............................   22
      9.2.2. Confidentiality and Intellectual Property...................   22
      9.2.3. Other Policies..............................................   22
      9.2.4. Enforcement.................................................   22
   9.3. Regulatory Compliance............................................   22
   9.4. Operational Change Procedure.....................................   22
   9.5. Work Order Procedure.............................................   23
      9.5.1. When Required...............................................   23
      9.5.2. Contents of the Work Order..................................   23

10. PROPRIETARY RIGHTS; OWNERSHIP OF WORK PRODUCT........................   23

   10.1. Rights and Licenses.............................................   24
   10.2. Adverse Action..................................................   24

11. TERM.................................................................   25

   11.1. Initial Term; Renewals..........................................   25
   11.2. Extension of Termination Date...................................   25
   11.3. Early Termination...............................................   25
      11.3.1. Partial Termination of Services by Allstate................   25
      11.3.2. For Convenience............................................   25
      11.3.3. Change in Control of Acxiom................................   25
   11.4. Termination for Material Default................................   26
   11.5. Termination for Force Majeure Event.............................   26
   11.6. Effect of Ending of Term........................................   26

12. DISENTANGLEMENT......................................................   26

   12.1. Disentanglement Process.........................................   26
   12.2. Preparation for Disentanglement.................................   27

13. DEFAULT..............................................................   28

   13.1. Remedies........................................................   28
      13.1.1. Allstate's Remedies........................................   28
      13.1.2. Acxiom's Remedies..........................................   28
      13.1.3. Limitation of Liability and Disclaimers....................   29
   13.2. Force Majeure Events............................................   29

14. INSURANCE............................................................   29

   14.1. General Requirements............................................   29
   14.2. Coverages.......................................................   30
   14.3. Miscellaneous Requirements......................................   31

15. REPORTS..............................................................   31

   15.1. General.........................................................   31
   15.2. Media...........................................................   32

16. RECORDKEEPING AND AUDIT RIGHTS.......................................   32

   16.1. Recordkeeping...................................................   32
   16.2. Audit Rights....................................................   33
   16.3. Open Book Policy................................................   33

17. CONFIDENTIALITY......................................................   33

   17.1. Disclosure of Confidential Information..........................   33
   17.2. Required Disclosure.............................................   34
   17.3. Notification....................................................   34
   17.4. Injunctive Relief...............................................   34
   17.5. Return of Confidential Information..............................   34

18. LEGAL COMPLIANCE.....................................................   34


19. REPRESENTATIONS AND WARRANTIES.......................................   35

   19.1. Acxiom's Representations, Warranties, and Covenants.............   35
      19.1.1. Performance of the Services................................   35
      19.1.2. Proprietary Rights Infringement............................   35
      19.1.3. Adherence to Specifications................................   36
      19.1.4. Warranty as to Viruses.....................................   36
      19.1.5. Warranty of Year 2000 Compliance...........................   36
      19.1.6. Legal and Corporate Authority..............................   37
   19.2. Allstate's Representations, Warranties and Covenants............   37
      19.2.1. Legal and Corporate Authority..............................   37
      19.2.2. Other......................................................   37

20. INDEMNIFICATION......................................................   38

   20.1. Technology......................................................   38
      20.1.1. Indemnity by Acxiom........................................   38
      20.1.2. Indemnity by Allstate......................................   39
   20.2. Injury or Property Damage.......................................   39
      20.2.1. Indemnity by Acxiom........................................   39
      20.2.2. Indemnity by Allstate......................................   39
   20.3. Employees.......................................................   39
   20.4. Third-Party Matters.............................................   40
      20.4.1. Indemnity by Acxiom........................................   40
      20.4.2. Mutual Indemnities.........................................   40
   20.5. Misrepresentation...............................................   40
      20.5.1. Indemnity by Acxiom........................................   40
      20.5.2. Indemnity by Allstate......................................   41
   20.6. Subrogation.....................................................   41
   20.7. Procedures......................................................   41

21. DISPUTE RESOLUTION...................................................   42

   21.1. General Intent..................................................   42
   21.2. Contract Manager Level..........................................   42
   21.3. Escalation......................................................   42
      21.3.1. First Escalation...........................................   42
      21.3.2. Second Escalation..........................................   42
   21.4. Critical Problems...............................................   43
   21.5. Legal Action....................................................   43
   21.6. No Termination or Suspension of Services........................   43

22. PUBLICITY............................................................   43


23. USE OF AFFILIATES AND SUBCONTRACTORS.................................   44


24. MISCELLANEOUS........................................................   44

   24.1. Entire Agreement................................................   44

   24.2.  Captions; Section Numbers......................................   44
   24.3.  Assignment.....................................................   45
   24.4.  Notices to a Party.............................................   45
   24.5.  Amendments; Waivers............................................   46
   24.6.  Legal Status of Parties........................................   46
   24.7.  Severability...................................................   47
   24.8.  Counterparts...................................................   47
   24.9.  Governing Law..................................................   47
   24.10. No Third-Party Beneficiaries...................................   47
   24.11. Expenses.......................................................   48

                             INDEX OF DEFINED TERMS
                             ----------------------

A
Acxiom..................................................................   1
Acxiom Core Software....................................................   1
Acxiom RM-T.............................................................   1
Acxiom's Contract Manager...............................................   2
Acxiom's Key Personnel..................................................   2
Acxiom's Personnel......................................................   2
   2
Affiliate...............................................................   2
Agreement...............................................................   2
Allstate................................................................   1
Allstate Software.......................................................   2
Allstate's Contract Manager.............................................   3
Allstate's Data.........................................................   3
Allstate's Key Personnel................................................   3

B

Benchmark Price.........................................................   3

C

Confidential Information................................................   3
Current Project.........................................................   4

D

DAC.....................................................................   4
DAS.....................................................................   4
Data Integrity..........................................................   4
Data Network............................................................  10
Disentanglement.........................................................  25

E

Effective Date..........................................................   4
End-User................................................................   4

F

Failure.................................................................  16
Fee Reduction...........................................................   4
First Year Savings......................................................  13
Force Majeure Event.....................................................   5

G

GAAP....................................................................  31

I

Implementation Date.....................................................  13
Indemnitees.............................................................   5
Infringement Claim......................................................  37

M

MASL or Minimum Acceptable Service Level................................   5

Material Default........................................................    5
Millenial Dates.........................................................   35
MVR.....................................................................   12

O

Optimization............................................................   13

P

Parties.................................................................    7
Party...................................................................    7
Person..................................................................    7
Prior Agreements........................................................    1
Problem.................................................................    7
Problem Report..........................................................    7
Projects................................................................    9
PSA.....................................................................    1

R

RM-Tools Agreement......................................................    1

S

Services................................................................    7
Software................................................................    7

T

TDCS....................................................................    8
Term....................................................................    7
Third-Party Data Providers..............................................    8

W

Work Order..............................................................    8
Work Product............................................................    8

                               LIST OF SCHEDULES
                               -----------------

SCHEDULE 2.1   Acxiom Core Software

SCHEDULE 2.8   Allstate Software

SCHEDULE 2.13  Current Projects

SCHEDULE 2.31  Third-Party Data Providers

SCHEDULE 3.3   Data Acquisition and Related Services

SCHEDULE 3.6   Business Resumption Services

SCHEDULE 3.7   Data Integrity Services

SCHEDULE 4.1   Minimum Acceptable Service Levels

SCHEDULE 5.1   Interactive Data Resources Provided by Allstate

SCHEDULE 6     Security Obligations

SCHEDULE 8.1   Data Acquisition Fees

SCHEDULE 8.2.2 Determination of Benchmark Price

SCHEDULE 8.8   Out-of-Scope Services Rate Chart

SCHEDULE 9.1   Key Personnel and Contract Manager

SCHEDULE 9.2.1 Computer Information and Access Forms

SCHEDULE 9.2.2 Confidentiality Acknowledgment

SCHEDULE 15    Reports

                     DATA MANAGEMENT OUTSOURCING AGREEMENT
                     -------------------------------------

     This Data Management Outsourcing Agreement ("Agreement"), dated March ___, 1999, is a contract between Allstate Insurance Company ("Allstate"), with business offices at Allstate Plaza, 2775 Sanders Road, Northbrook, Illinois 60062, and Acxiom RM-Tools, Inc.("Acxiom"), a wholly-owned subsidiary of Acxiom Corporation, with business offices at 301 Industrial Boulevard, P.O. Box 2000, Conway, Arkansas 72033-2000, under which Acxiom shall provide, subject to the guarantee of Acxiom Corporation, Allstate and Allstate's Affiliates with certain information-technology services on the terms and conditions set forth below.

     For and in consideration of the mutual promises and covenants contained herein, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

1.   BACKGROUND AND PURPOSE

     Allstate and Acxiom are presently parties to that certain Agreement for Professional Services effective as of September 14, 1992 as amended (the "PSA") whereby Allstate engaged Acxiom to provide certain of Allstate's information management functions and manage Allstate's relationships with certain third-party vendors of data. After the execution of the PSA, Allstate and Acxiom entered into that certain agreement effective as of January 31, 1995 (the "RM-Tools Agreement" and, with the PSA, the "Prior Agreements") whereby Acxiom agreed to remarket certain computer software and related services to the insurance industry and Allstate agreed to provide certain computer software and services to Acxiom in support of Acxiom's remarketing effort. Allstate wishes to continue receiving services from Acxiom, and Acxiom wishes to continue providing such services to Allstate and Allstate's Affiliates; accordingly, the parties have negotiated and agreed upon the revised and updated terms and conditions set forth in this Agreement. The Parties mutually acknowledge and agree that this Agreement replaces and supersedes the terms and conditions of the PSA which is hereby terminated as of the Effective Date hereof, provided, however, that such termination (i) shall not apply to any terms or conditions thereof, which by their terms, survive termination of such agreement and (2) shall not terminate any proprietary rights that arose as a result of performance of such contracts. The Parties further agree that the RM-Tools Agreement shall remain in full force and effect until such time as they, negotiating in good faith and as promptly as practicable, shall enter into a new agreement relating to the subject matter of the RM-Tools Agreement.

2.   DEFINITIONS

     The following words and phrases, when used in this Agreement, shall have the indicated meanings. (Terms capitalized within a particular definition have been defined elsewhere within this Agreement.)

     2.1.   Acxiom Core Software

            "Acxiom Core Software" shall mean the computer programs, documentation, and related items presently owned by Acxiom that are set forth in Schedule 2.1. It is understood and agreed that the Parties shall update Schedule 2.1 by mutual agreement on a quarterly basis.

     2.2.   Acxiom's Contract Manager

            "Acxiom's Contract Manager'" shall mean, initially, the individual who is so designated in Schedule 9.1 hereto.

     2.3.   Acxiom's Key Personnel

            "Acxiom's Key Personnel'" shall mean, initially, those personnel and positions so designated in Schedule 9.1 hereto.

     2.4.   Acxiom's Personnel

            "Acxiom's Personnel'" shall mean any of Acxiom's employees, officers, directors, subcontractors or agents involved in the provision of services to Allstate pursuant to this Agreement.

     2.5.   Affiliate

            "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, is under common control with such Person, whether through ownership of voting securities or otherwise. For this purpose, and without limiting the foregoing, (a) any Person or group of persons owning more than fifty percent (50%) of the outstanding voting securities of any other Person shall be deemed to control such other Person and (b) any Person having the right to direct the management and policies of any other person shall be deemed to control such other person.

     2.6.   Agreement

            "Agreement" shall mean this Data Management Outsourcing Agreement between Allstate and Acxiom dated March ___, 1999, as amended from time to time, including all attachments, exhibits, and schedules hereto and Work Orders entered into pursuant to this Agreement.

     2.7.   Allstate Software

            "Allstate Software" shall mean the computer programs, documentation, and related items presently owned by Allstate that are set forth in
     Schedule 2.7 and any future computer programs, documentation, and related items that are acquired by or developed for Allstate for use in connection with the Services. It is understood and agreed that the Parties shall update Schedule 2.8 by mutual agreement on a quarterly basis

     2.8.   Allstate's Contract Manager

            "Allstate's Contract Manager'" shall mean, initially, the individual who is so designated in Schedule 9.1 hereto.

     2.9.   Allstate's Data

            "Allstate's Data'" shall mean the data provided by Allstate, Acxiom, or a third party for procuring and use by Acxiom in connection with the provision of the Services.

     2.10.  Allstate's Key Personnel

            "Allstate's Key Personnel'" shall mean, initially, those personnel who are so designated in Schedule 9.1 hereto.

     2.11.  Benchmark Price

            "Benchmark Price" shall have the meaning given to it in Section
     8.2.2 hereof.

     2.12.  Confidential Information

            "Confidential Information" shall mean:

            (a) as to either Party, all technical information, materials, data, reports, programs, documentation, diagrams, ideas, concepts, techniques, processes, inventions, knowledge, know-how, and trade secrets, whether in tangible or intangible form, and whether in written form or readable by machine, developed or acquired by such Party, except for Work Product;

            (b) as to either Party, all information and data relating to such Party's practices, customers, products, business, costs, or margins that is not generally known by others in the same line of business;

            (c) as to either Party, any information that such Party identifies to the other as confidential by a stamp or other similar notice;

            (d)  as to either Party, this Agreement:

            (e) as to either Party, all other information relating to such Party that a reasonably prudent technician would expect not to be made available to third parties without restriction or payment; and

            (f)  as to Allstate, all Work Product.

            Confidential Information shall not include information that a Party can demonstrate was: (i) at the time of disclosure to such Party, in the public domain or commonly known in either Party's industry; (ii) after disclosure to such Party, published or otherwise a part of the public domain through no fault of such Party; (iii) in the possession of such Party at the time of disclosure to it, if such Party was not then under an obligation of confidentiality with respect thereto; (iv) received after disclosure to such Party from a third party who had a lawful right to disclose such Confidential Information to it; or (v) independently developed by such Party without reference to Confidential Information of the other Party.

     2.13.  Current Projects

            "Current Projects" shall mean those information-technology related development projects that Acxiom is currently performing for Allstate or that are in progress as of the Effective Date and are set forth in Schedule
     2.13 hereto.

     2.14.  Data Acquisition Cost ("DAC")

            Data Acquisition Cost ("DAC") shall mean the price charged for data by the primary supplier of such data, including any supplier-imposed surcharges.

     2.15.  Data Acquisition System ("DAS")

            Data Acquisition System ("DAS") shall mean the highly integrated system of software programs and processes developed by Acxiom and Allstate pursuant to the PSA to support Allstate's customer-focused information needs.

     2.16.  Data Integrity

            "Data Integrity" shall mean the objectively measured accuracy and consistency of acquired or purchased data as determined in accordance with the methods described in Schedule 3.7.

     2.17.  Effective Date

            "Effective Date" shall be April 1, 1999, and shall mean the date on which this Agreement becomes effective.

     2.18.  End-User

            "End-User" shall mean any Person authorized by Allstate to request any Services from Acxiom.

     2.19.  Fee Reduction

            "Fee Reduction" shall mean the amount determined pursuant to Section
     8.9 hereof that is the price reduction for a Failure, as defined therein.

     2.20.  Force Majeure Event

            "Force Majeure Event" shall mean an act of God, act of governmental body or military authority, fire, explosion, power failure, flood, epidemic, riot or civil disturbance, war, sabotage, accidents, insurrections, blockades, embargoes, storms, labor disputes, or similar event; provided, however, that "Force Majeure Event" expressly excludes the following: any event that Acxiom could reasonably have prevented.

     2.21.  Indemnitees

            "Indemnitees" shall mean, with respect to a Party entitled to indemnification hereunder, such Party and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns.

     2.22.  MASL

            "MASL," which is the acronym for "minimum acceptable service level," shall mean, as to each task or service for which a MASL is specified in this Agreement, the MASL so specified for such task or service.

     2.23.  Material Default

            "Material Default" shall mean the occurrence of any of the following:

            (a) any material failure by Acxiom to provide the Services in accordance with an applicable MASL, if Acxiom fails to use reasonable efforts to correct such failure or if, notwithstanding Acxiom's reasonable efforts, such failure has not been corrected within ten (10) business days after Acxiom has received written notice of such failure from Allstate. (For purposes of this definition, the words "correct" and "corrected" shall include implementation of a work-around or similar temporary measures, provided that Acxiom continues its best efforts to pursue and promptly implement a full and complete cure);

            (b) a commission by either Party of a material breach of any obligation to the other Party under Section 9 (Relationship Management) hereof, Section 10 (Proprietary Rights; Ownership of Work Product) hereof or Section 17 (Confidentiality) hereof, provided that such breach, if curable, is not cured within ten
                 (10) business days after such breach;

            (c) the existence of any material representation or warranty made in this Agreement by either Party that was materially false when made; provided, however, that if such material misrepresentation is curable and such cure will fully and completely effect a resolution reasonably acceptable to the other Party, there shall not be a Material Default if the misrepresentation is cured within thirty (30) days after the Party that has made the material misrepresentation has been notified by the other Party of the falsity of the representation;

            (d) insolvency of a Party; general failure of a Party to pay its debts as they become due; entrance of a Party into receivership or any arrangement or composition with creditors generally; filing of a voluntary or involuntary petition or other action or proceeding for bankruptcy or reorganization or dissolution or winding-up of a Party; a general assignment for the benefit of creditors of a Party; or a seizure or a sale of a material part of a Party's property by or for the benefit of any creditor or governmental agency;

            (e)  an assignment or attempted assignment in violation of Section
                 24.3 hereof; or

            (f) a failure by either Party to observe and perform any other material obligation, covenant, or condition under this Agreement and, in cases where the breach does not involve a material violation of law relating to or affecting the provision of Services: (i) the failure by the breaching Party to cure such default within thirty (30) days after the breaching Party has received notice of such default; or, (ii) if the failure is not one that could be corrected with use of best efforts within thirty (30) days, the failure by the breaching Party to adopt a plan to cure within thirty (30) days and to cure within sixty (60) days. (For purposes of this definition, the word "cure" shall include implementation of a work-around or similar temporary measures, provided Acxiom continues its best efforts to pursue and promptly implement a full and complete cure).

     2.24.  Party

            "Party" shall mean Allstate or Acxiom; "Parties" shall mean both of them.

     2.25.  Person

            "Person" shall mean any natural person, corporation, limited liability company, partnership, trust, association, or other legal person or entity of any kind, legally constituted.

     2.26.  Problem

            "Problem" shall mean any problem or circumstance that results from any of the following:

            (a) a perceived failure by either Party to perform its obligations under this Agreement;

            (b) a perceived inadequacy or delay of either Party's performance under this Agreement; or

            (c) a request for products, services, or resources where the Parties disagree as to whether such products, services, or resources are within the scope of this Agreement.

     2.27.  Problem Report

            "Problem Report" shall mean a written report executed by both Parties describing a solution to a Problem.

     2.28.  Services

            "Services" shall mean, collectively, all of the services to be performed by Acxiom pursuant to Section 3.3 hereof.

     2.29.  Software

            "Software" shall mean any software developed or procured by Acxiom and used in connection with the provision of the Services to Allstate hereunder. Software shall include all software used in connection with the Services regardless of whether such Software is used by Acxiom, Allstate, or a third party.

     2.30.  Term

            "Term" shall mean the period during which Acxiom shall be obligated to provide the Services, as specified in Section 11.1 hereof.

     2.31.  Third-Party Data Providers

            "Third-Party Data Providers" shall mean those third parties (including Acxiom Corporation or Acxiom itself) from which Acxiom procures data for the benefit of, or to be used by, Allstate. A list of the Third-Party Data Providers as of the Effective Date is contained in Schedule 2.31.

     2.32.  Total Data Cost Savings ("TDCS")

            Total Data Cost Savings ("TDCS") shall mean the difference between the benchmark price and the DAC defined at the Allstate and PP&C user level.

     2.33.  Work Order

            "Work Order" shall mean a request for the performance of work that is not being performed at a particular time but that is within the scope of the Services.

     2.34.  Work Product

            "Work Product" shall mean all information, computer programs, documentation, and developments created for Allstate's use or benefit in connection with this Agreement, by Allstate, by Acxiom, or by any other person engaged by Allstate or Acxiom, and all intermediate and/or partial versions thereof, including (but not limited to) all source code and object code with respect thereto, and all designs, specifications, inventions, discoveries, improvements, ideas, know-how, techniques, materials, program materials, software, flow charts, notes, outlines, lists, data compilations, manuscripts, writings, pictorial materials, schematics, other creations, and the like, whether or not patented or patentable or otherwise protectable by law. Work Product does not and shall not include any Acxiom Core Software.

3.   SERVICES

     From and after the Effective Date, Acxiom shall provide the Services to Allstate and such of Allstate's divisions, business units, agents, or Affiliates as Allstate shall designate.

     3.1.   Provision of Services

            Commencing at 12:01a.m., local time, on the Effective Date, and at all times thereafter during the Term, except as otherwise expressly stated herein, and subject to the qualifications, limitations, and exclusions expressed elsewhere in this Agreement, Acxiom shall perform (i) all services that Acxiom was performing or was obligated to perform for Allstate immediately prior to the Effective Date under the PSA and (ii) all other services described in this Section 3.

     3.2.   Current Projects

            From the Effective Date, Acxiom shall continue to be responsible for the continuing and uninterrupted development and implementation of all Current Projects as they are being performed immediately prior to the Effective Date for the fees previously agreed upon by the Parties pursuant to the PSA

     3.3.  Data Acquisition and Related Services

           From the Effective Date, Acxiom shall provide data acquisition and related services as set forth in Schedule 3.3 hereto.

     3.4.  Future Projects

           From the Effective Date, Acxiom shall perform such additional projects, relating to the Services ("Projects") in the area of data acquisition, data processing, information management, professional consulting, system design and development, software maintenance, programming, and software acquisition, as Allstate may request and Acxiom may agree from time to time. Projects may be requested orally unless required to be specified in Work Orders pursuant to the procedures set forth in Section 9.5, below; provided, however, that once any oral request has been agreed upon, written documentation evidencing such agreement shall be executed by the Parties as promptly as possible prior to the inception of any work on such Project.

     3.5.  [Intentionally Left Bank]

     3.6.  Business Resumption Services

           From the Effective Date, Acxiom shall provide business resumption services as set forth in Schedule 3.6 hereto.

     3.7.  Data Integrity Services

           From and after the Effective Date, Acxiom shall provide the data integrity services as set forth in Schedule 3.7 hereto.

4.   MASLS

     4.1.  Specification of MASLs

           Schedule 4.1 specifies certain MASLs. The initial MASLs for those Services previously provided under the PSA and not specified in Schedule
     4.1 shall be the higher (i.e., the more beneficial to Allstate) of (i) the actual service levels provided immediately prior to the Effective Date or
     (ii) the MASLs, if any, previously specified for such services under the Prior Agreements. All MASLs shall be subject to adjustment pursuant to this Section 4.

     4.2.  MASL Measurement and Reporting

           Acxiom shall measure and report its performance against the MASLs during each month, by the 10th business day of the following month. Measurements of availability shall exclude scheduled downtime, delays in processing schedules requested by or caused by Allstate, and unscheduled downtime to the extent attributable to Force Majeure Events, or the acts or omissions of Allstate or its employees, agents, third-party contractors, and suppliers. Acxiom shall meet with Allstate's Contract Manager at least quarterly to review Acxiom's actual performance against the MASLs and shall recommend remedial actions to resolve performance deficiencies.

     4.3.  Improvement in MASLs

           MASLs shall be adjusted by written agreement of the Parties from time to time, but not less frequently than at the end of each anniversary of the Effective Date, to be made higher or more stringent so as to reflect changes in technology, changes in Allstate's business and environment, and other changes in circumstances. Acxiom shall use commercially reasonable efforts to improve its performance in relation to the MASLs over the Term, through the implementation of efficiency-enhancing hardware and software technologies.

     4.4.  Temporary Suspension of MASLs

           In the event, and to the extent, that Acxiom fails to meet a specific MASL as a consequence of material errors or omissions of Allstate or its employees, contractors, or agents, such MASL will be temporarily suspended for such reasonable amount of time as is necessary for Acxiom to return to compliance, provided that Acxiom shall use its best efforts to return to compliance. Acxiom shall take such reasonable precautions as it deems necessary to prevent the recurrence of any such event.

5.   ACXIOM RESOURCES

     5.1.  General

           Except as provided in Schedule 5.1, Acxiom shall have full and total responsibility for obtaining all Software, hardware, documentation, services, and other resources that it will need in order for it to be able to provide the Services in accordance with the MASLs. Schedule 5.1 is a listing of such resources to be provided by Allstate in connection with the provisions of data interactively. All resources specified in Schedule 5.1 that have been provided by Acxiom prior to the Effective Date shall be transferred to Allstate as of the Effective Date at no additional charge to Allstate.

     5.2.  Use of Data Acquisition System

           DAS will be used to support Allstate's auto and property new business underwriting, auto and property renewal underwriting, existing auto-correct classification processes, claims and any other areas of business upon which the Parties may agree. Any business unit or Affiliate of Allstate or any insurance or financial services entity in which Allstate has ownership interest of 10% or greater may utilize the DAS for comparable risk assessment, administrative and/or claims purposes for the same fees described in this Agreement.

     5.3.  Use of Data Network

           Acxiom shall be required to use, and cause its suppliers to use, the IBM Global network, or such other network as Allstate directs in its sole discretion, (the "Data Network") for all data transmissions relating to the Services. Allstate will be responsible for all charges related to utilizing the Data Network for transmission of information to support DAS. Allstate will coordinate Acxiom's efforts to add new suppliers to the Data Network. Allstate will bear all Data Network transmission costs incurred on Allstate's behalf. Acxiom will not utilize the Data Network connections established for Allstate to transmit data for any other insurance company without the prior written consent of Allstate.

     5.4.  Non-Exclusivity

           Nothing herein shall prevent Allstate from obtaining any type of Services, or any other services, from any other provider during the Term. Notwithstanding the preceding sentence: (1) prior to obtaining Services from another provider during the Term, Allstate shall provide Acxiom the opportunity to submit an offer to continue to provide Services and Allstate shall accept such offer if, in Allstate's reasonable determination, such offer permits Allstate to continue to receive the best Services at the best price, and (2) Allstate shall provide Acxiom the opportunity to submit an offer to provide other services to Allstate and Allstate shall accept such offer if, in Allstate's discretion, such offer permits Allstate to receive the best services at the best price. Nothing herein shall prevent Allstate from providing any Services or any other services to itself or its Affiliates using its own facilities, employees and Affiliates.

6.   SECURITY OBLIGATIONS

     At all times during the Term, Acxiom shall be fully and solely responsible for ensuring the integrity of Allstate's Data and the security of the storage, processing, compilation, or transmission of all Allstate's Data and of all equipment, storage facilities, and transmission facilities on which or through which Allstate's Data is stored, processed, compiled, or transmitted, including, but not limited to, the prevention and detection of Acxiom employee fraud, abuse, or other inappropriate use or access by any Acxiom employee. In this respect, Acxiom shall perform, among other things, all the tasks and take all the measures described in Schedule 6 and shall take such other initiatives or measures as necessary and appropriate under the circumstances.

7.   ALLSTATE-RETAINED AUTHORITY AND OBLIGATIONS

     7.1.  Allstate Authority

           Allstate shall retain all decision-making authority with respect to the overall assessment and direction of the Services, introduction of new products and Projects, and modification or discontinuance of products or Projects. Acxiom shall cooperate with Allstate and provide Allstate with advice, information, and assistance in identifying and defining data management projects outside the scope of the Services and future data management requirements to meet Allstate's business objectives.

     7.2.  Access to Personnel and Information

           Allstate shall reasonably cooperate with Acxiom in all matters relating to Acxiom's performance of the Services. Such cooperation shall include (but not be limited to) reasonable access to Allstate's administrative, technical, and other similar personnel as reasonably required by Acxiom to provide the Services.

8.   FINANCIAL TERMS

     As the sole and entire consideration for all of the Services to be performed by Acxiom and for all of the other tasks, services, and obligations of Acxiom under this Agreement, Allstate shall pay to Acxiom the amounts set forth in this Section 8.

     8.1.  Data Acquisition Fees

           Unless otherwise specified in a Work Order or in Schedule 8.1 hereto, Allstate will pay to Acxiom the DAC for any data acquired by Acxiom for Allstate in connection with the Services plus an amount equal to three and one-half percent (3.5%) of such DAC; provided however, that the foregoing fees shall not apply to state Motor Vehicle Registration ("MVR") fees and surcharges, for which Allstate shall pay the fees set forth in Schedule 8.1; and provided further that any taxes imposed upon the acquisition or use of such data shall be paid by Allstate, and that Allstate shall not pay Acxiom any service fees or surcharges for Acxiom's handling and payment of such taxes.

     8.2.  Shared Savings - Data Acquisition Costs

           8.2.1.  Total Data Cost Savings

                   Allstate shall pay to Acxiom forty percent (40%) of the TDCS resulting from Acxiom's performance of the Services. TDCS shall be computed as the difference of the Benchmark Price less the DAC for any data acquired by Acxiom for Allstate pursuant to this Agreement.

           8.2.2.  Determination of Benchmark Price

                   Acxiom shall be responsible for documenting and tracking the Benchmark Price as follows.

                         8.2.2.1. For types of data previously obtained directly by Allstate, the Benchmark Price shall be the average price paid by Allstate for such data during the twelve (12) month period prior to Acxiom's taking responsibility for the acquisition of such data.

                         8.2.2.2. For types of data obtained by Acxiom pursuant to the PSA, the Benchmark Price shall be that Benchmark Price as determined pursuant to the PSA and set forth in Schedule
                   8.2.2 hereto.

                   For types of data for which no historical pricing information is available (e.g., new types of data), the parties shall endeavor, in good faith, to agree upon a Benchmark Price. In the event that the parties are unable to mutually agree upon a Benchmark Price, a request for quote will be sent out with volume estimates supplied and the response to such request will be used as the benchmark.

           8.2.3.  Effect of Supplier Price Changes on TDCS

                   In the event that a data supplier other than Acxiom increases or decreases the cost of data, part or all of the increased or decreased cost will be passed on to Allstate by Acxiom. According to the circumstances surrounding the price increase or decrease, TDCS may or may not be affected. The following scenarios detail when TDCS will and will not be affected, and how the increase or decrease will be passed on to Allstate.

                         8.2.3.1. If a supplier price increase is levied against all of such suppliers' customers (e.g., an increase in the `list price' for such data), the Benchmark Price will be increased by the full amount of the price increase.

                         8.2.3.2. If a supplier price increase is levied only against Acxiom or Allstate, the Benchmark Price will not be adjusted.

                         8.2.3.3. If a supplier price decrease is applicable to all of such suppliers' customers (e.g., a decrease in `list price' for such data), the Benchmark Price will be decreased by the full amount of such price decrease.

                         8.2.3.4. If a supplier price decrease is applicable only to Acxiom or Allstate and such decrease is achieved as a result of Acxiom's efforts hereunder, the Benchmark Price will not be adjusted, provided, however that if such decrease is not attributable to Acxiom's efforts hereunder, the Benchmark Price will be decreased by the full amount of such price decrease.

     8.3.  Shared Savings - Other Costs

           As part of its responsibilities to optimize the efficiency and cost-effectiveness of Services, Acxiom shall use its best commercial efforts to reduce Allstate's costs associated with the Services, without reduction in the MASLs and without increasing the overall costs associated with the Services. Allstate will pay to Acxiom forty percent (40%) of the "First Year Savings" directly resulting from each specifically identifiable "Optimization" (e.g., improved technology reducing the number of servers required for Allstate's requirements) that reduces Allstate's direct costs, calculated on the following general terms:

           (a) The First Year Savings will be estimated three months after the mutually-agreed "Implementation Date" of the Optimization, and will equal the excess (if any) of: (i) the estimated amount of the direct costs that would have been incurred by Allstate or paid to third-parties, for the first twelve months after the calendar month in which the Implementation Date occurs, had the Optimization not been implemented, over (ii) the estimated amount of the direct costs incurred by Allstate or to be paid to third parties for such twelve-month period.

           (b) The Optimization must be specifically identifiable and any First Year Savings must be a direct result of Acxiom's actions. Any cost savings achieved as result of Allstate directing Acxiom to implement a cost-saving or efficiency-optimizing solution, shall not be deemed an Optimization and Allstate shall not pay Acxiom for any resulting savings.

     8.4.  Data Network Costs

           Allstate will bear all Data Network transmission costs incurred on Allstate's behalf. Acxiom shall invoice Allstate for any Data Network transmission costs paid by Acxiom on Allstate's behalf, and such costs shall be payable by Allstate, without any surcharges, service fees, or other additions.

     8.5.  Audit

           Acxiom shall, at Allstate's request, provide Allstate's auditors with the ability to fully audit all relevant portions (as reasonably determined by Allstate) of Acxiom's books and records to verify the calculations provided for in this Section 8. Acxiom shall provide such auditors with reasonable access to such information relating to this Agreement and Acxiom's business as may be necessary to confirm the accuracy of the pricing model and pricing adjustment computations for any given year. Any overcharges, undercharges, or errors in computation discovered in the course of any such audit shall be reflected on the next invoice produced by Acxiom hereunder. In the event that such an audit reveals net overcharges in excess of five percent (5%) of the amount that should have been payable by Allstate hereunder, Acxiom shall (i) reimburse Allstate for all costs associated with such Audit; (ii) refund or credit Allstate (at Allstate's option) the full amount of such overcharges; and, (iii) pay Allstate interest at a rate equal to two (2) percentage points above the floating "prime rate" as published from time to time by The Wall Street Journal.
                                                    -----------------------

     8.6. Taxes

          (a) Allstate shall pay any applicable taxes that may be levied or based upon this Agreement or upon the Services and facilities provided by Acxiom hereunder, including without limitation sales, use, nonresident, value-added, excise, and similar taxes, but excluding taxes levied or imposed upon the income or business privileges of Acxiom.

          (b) To the extent Acxiom is required to collect and remit any Allstate Tax, Acxiom shall invoice Allstate, as a separate line item, the amount of any such tax.

          (c) Allstate shall have the right to contest the validity and payment of any Allstate Tax allegedly owed under this Section. Acxiom agrees to cooperate with Allstate in all such contests.
               In the event that Allstate elects to contest the validity or payment of any Allstate Tax, Allstate shall not be required to pay any such tax until the contest is resolved. In no event shall Acxiom be required to pay any Allstate Tax and Allstate shall remit to Acxiom any such payment, as well as the payment of any fees, penalties or late charges related thereto which Acxiom may be required to pay, as a result of any determination in connection with any contest with taxing authorities. Allstate shall pay such amount within twenty-five (25) days of receipt by Allstate of an invoice from Acxiom. Allstate shall not be responsible for any penalties or late charges assessed due to Acxiom's negligence. Allstate reserves the right to intervene in any dispute with a taxing authority as to the taxability of the Software System or services provided to Allstate pursuant to this Agreement.

     8.7. Services Benchmarking

          With Allstate's direction and cooperation, and as part of the Services, Acxiom shall propose and effect a continuing benchmarking program and methodology acceptable to Allstate that takes into consideration adjustments, if any, for reasonably comparable elements of the Services and that will enable Allstate to compare the fees and MASLs set forth in this Agreement with an annually updated database of peer companies and ensure that said fees and MASLs are aligned with the industry's best rates and practices and appropriate adjustments to meet such industry best rates and practices shall be made annually as a Contract Change. At Allstate's direction, Acxiom shall work with any benchmarking firm Allstate selects.

     8.8. Out-of-Scope Services Rate Chart

          Allstate shall pay for any "Out-of-Scope services" (i.e., ancillary services that are not a part of Services), on a time-and-materials basis at the rates set forth in the "Rate Chart" attached as Schedule 8.8. Such rate will remain fixed until the second anniversary of the Effective Date. Thereafter, Acxiom may increase such rates only once each year of the Term (and only upon and as of an anniversary of the Effective Date) by an amount not to exceed the lesser of: (i) three percent (3%) of the then-applicable rate; or (ii) the increase, during such year, in the United States Department of Labor, Bureau of Labor Statistics, Employment Cost Index, Total Compensation, Private Industry Workers By Industry and Occupational Group for Professional Specialty and Technical. Allstate shall reimburse Acxiom for reasonable out-of-pocket expenses incurred by Acxiom in the performance of Out-of-Scope services, such as reasonable travel and living expenses, provided such expenses are invoiced with reasonable supporting documentation and authorized in writing by Allstate prior to being incurred. Acxiom shall provide invoicing for Out-of-Scope services with documentation that references Allstate's authorizing documentation, Allstate account number, charges, and description. No invoice with respect to Out-of-Scope services will be paid unless such services were authorized in advance in writing by Allstate's Contract Manager.

     8.9. Fee Reductions

          This Section 8.9 specifies certain "Fee Reductions." It is understood that these Fee Reductions are intended to reflect, to some extent, the diminished value of Acxiom's Services in such events; such Fee Reductions are not intended to compensate Allstate for any breach or default by Acxiom under this Agreement, nor to constitute penalties, damages, liquidated damages, or other compensation for any such breach or default. Any damages recovered by Allstate for a Material Default shall be reduced by the Fee Reduction previously paid by Acxiom to Allstate and directly related to the Material Default.

          Upon the occurrence of any failure to meet any of the following critical MASLs for the event in the applicable month (a "Failure"), Allstate's Contract Manager may impose a Fee Reduction in respect of said month as set forth in this Section 8.9 with respect to Acxiom's actual performance as measured against the MASL.

          With respect to the Failures set forth in the tables below: (i) if the particular Failure occurs in any two (2) consecutive months, the Fee Reduction for the second (2nd) of such months with respect to that device or event shall be the applicable Fee Reduction amount set forth below; (ii) if the particular Failure occurs in any three (3) consecutive months, the Fee Reduction for the third (3rd) of such months, and for each succeeding month until the first month when the Failure no longer occurs, shall be three (3) times the applicable Fee Reduction amount set forth below.

          ---------------------------------------------------------------------------------------------------
                          MASL                                          Fee Reduction
          ---------------------------------------------------------------------------------------------------
            MASLs related to delivery of data                          The total amount of any fee paid to
            pursuant to DAS                                            Acxiom in excess of the DAC (plus
                                                                       applicable taxes)
            ---------------------------------------------------------------------------------------------------
            MASL I Acxiom Help Desk                                    $10 per occurrence exceeding maximum
                                                                       time on help desk
            ---------------------------------------------------------------------------------------------------
            MASL II Reporting                                          $10 per late report
            ---------------------------------------------------------------------------------------------------
            MASL III Processing Service Levels-                        Net revenue after data expense
            Batch
            ---------------------------------------------------------------------------------------------------
            MASL IV Processing Service Level-                                          "
            Interactive
            ---------------------------------------------------------------------------------------------------
            MASL V Integrity of Data                                                   "
            ---------------------------------------------------------------------------------------------------

            Acxiom shall pay all Fee Reductions to Allstate by credit against future invoices back to the Allstate division, business unit, agent or Affiliate whose request generated the Fee Reduction, or, at Allstate's written request, by wire transfer to an account designated by Allstate, on or before the first day of the month after the month in which it receives notice from Allstate of the assessment of said Fee Reduction.

            Allstate shall give Acxiom reasonable advance notice of anticipated changes in numbers of End-Users or processing volumes (measured by numbers of data requests, transactions, reports, End-Users or other similar objective and measurable criteria). Fee Reductions will not be imposed in the event the Failure is attributable to: (i) an act or omission of Allstate; (ii) a Force Majeure event; (iii) material changes in hardware or software environments implemented by Allstate or a third party and not approved by Acxiom; or (iv) increases in processing volumes for which Acxiom did not receive reasonable advance written notice.

     8.10.  Only Payments

            The fees set forth in this Section 8 are the only payments to be made by Allstate to Acxiom under this Agreement. Acxiom shall be solely responsible for, and shall indemnify Allstate against, all costs and expenses of Acxiom necessary to meet Acxiom's obligations arising under this Agreement, including (but not limited to) labor expenses, hardware and software costs, and general business expenses (including, but not limited to, travel, meals, and overhead expenses). Except as otherwise expressly stated, Allstate will not pay Acxiom any additional fees, assessments, or reimbursements.

     8.11.  Invoices

            8.11.1.  Data Acquisition Costs

                     Acxiom shall furnish: (a) each Allstate PP&C region, each
            claims office, and each other user of DAS specified by Allstate with a separate monthly invoice for its proportionate share of DAC, applicable surcharges, taxes, and TDCS, and (b) the Allstate headquarters with a monthly invoice for its proportionate share of DAC, applicable surcharges and TDCS, as well as the share of such charges not otherwise allocated to other DAS users, which shares shall be separately stated on such invoice. Subject to the provisions of Sections 8.11.4 and 8.11.5 hereof, and until such time as the Parties successfully implement an Electronic Data Interchange system, which shall include provision of a consolidated monthly invoice with separate line items by Allstate cost center ("EDI") between them, Allstate shall pay each such invoice no later than 30 business days after receipt. After the successful implementation of EDI, but still subject to the provisions of Sections 8.11.4 and 8.11.5, Allstate shall pay: (x) such invoices related to DAS provided to PP&C regions, claims office and other DAS users not classified by Allstate as part of Allstate's home office not later than 15 business days after receipt, (y) such invoices related to DAS provided to users classified by Allstate as part of Allstate's home office not later than 30 business days after receipt, and (z) interest at the rate of one percent (1%) per month on any undisputed amounts not paid within the time frames referenced in this sentence.

            8.11.2.  Other Charges

                     Acxiom shall furnish Allstate with a single monthly invoice setting forth in detail all charges payable by Allstate other than those invoiced pursuant to Section 8.11.1 hereof. Subject to the provisions of Sections 8.11.4 and 8.11.5 hereof, Allstate shall pay each such invoice no later than 30 business days after receipt.

            8.11.3.  Frequency and Format

                     All invoices shall be furnished by Acxiom not later than
            the tenth (10th) day of each calendar month for Services delivered during the immediately preceding calendar month. Invoices shall be provided in formats reasonably requested by Allstate from time to time. Upon request of Allstate, Acxiom shall provide Allstate with a consolidated report showing all invoices furnished to all Allstate units, status of payments of such invoices, and such other invoicing and payment information that is reasonably requested by Allstate.

            8.11.4.  Disputed Amounts

                     Allstate may, in good faith, dispute any invoice or any
            portion thereof and shall be required to pay to Acxiom only the undisputed amounts until the dispute is resolved to Allstate's satisfaction. The failure of Allstate to pay a disputed amount shall not constitute a breach or Material Default by Allstate, provided that Acxiom shall have been given notice of the subject of the dispute in accordance with Section 21 hereof and that the appropriate dispute resolution procedures of this Agreement shall have been initiated by Allstate or Acxiom with respect to the matter.

            8.11.5.  Set-Off

                     Allstate may set-off against any and all amounts otherwise to be paid to Acxiom pursuant to any of the provisions of this
            Agreement: (i) any and all amounts owed by Acxiom to Allstate under the provisions of Section 20 (Indemnification); and (ii) any other amounts claimed in good faith to be owed to Allstate by Acxiom in respect of this Agreement. Within sixty (60) days of any set-off by Allstate, Allstate shall provide to Acxiom a detailed written accounting of such set-off and a written statement of the reasons for such set-off.

     8.12.  Most-Favored Customer

            Notwithstanding the foregoing if Acxiom offers to any new or existing customer, any services substantially the same as those described in this Agreement at a price lower or a discount greater than the price charged to Allstate hereunder, or offers more comprehensive services at the same or a lower price, then Acxiom shall offer such lower price or greater discount to Allstate in lieu of the price thereof that is reflected in the price set forth in this Agreement (or, if the price has already been paid, Acxiom shall pay to Allstate a refund of the difference between the price already paid and the lower price or shall offer to Allstate such additional or more comprehensive services at the lower price (or greater discount). Without limiting the generality of Section 8.11.5, Allstate may offset such overcharge amount against any amounts due to Acxiom under this Agreement or any other contract with Allstate. In any event, any acquisition by Allstate of services or products from Acxiom shall be at the terms, conditions, and prices granted by Acxiom to its most-favored customer receiving substantially the same services or products. Acxiom shall notify Allstate of the occurrence of the lower price or greater discount (or provision of more comprehensive services) as described in this Section 8.12 within thirty (30) days after its implementation of such lower price or greater discount (or provision of more comprehensive services). Acxiom further shall notify Allstate on a periodic basis, no less frequently than annually, if there has been no such occurrence of lower price, greater discount or provision of more compliance servers during such preceding period.

9.   RELATIONSHIP MANAGEMENT

     9.1.   Key Personnel and Contract Manager

            9.1.1.   Acxiom's Key Personnel and Contract Manager

                     Upon thirty (30) days' prior written notice, Acxiom may
            reassign any of Acxiom's Key Personnel including (but not limited to) Key Personnel assigned solely to Allstate, to other job functions within Acxiom; provided however, that such reassigned persons shall not perform any services for State Farm Mutual Insurance Company, Farmers Group, Inc., Nationwide Mutual Insurance Company, American Family Mutual Insurance Company, United Services Automobile Association, SAFECO Corporation, GEICO, American International Group or The Progressive Corporation or any of their respective subsidiaries or affiliates within six (6) months of being reassigned. Acxiom shall promptly replace such reassigned person with another person at lease as well qualified. Acxiom represents that Acxiom's Contract Manager is an experienced manager who is, or will endeavor to become, knowledgeable as to Allstate's activities and any applicable MASLs. Allstate shall have the right to interview, as Allstate deems necessary, and participate in the selection of Acxiom's Key Personnel and Contract Manager, and Acxiom shall not designate any Key Personnel or its Contract Manager without Allstate's prior written consent, which consent shall not be unreasonably withheld. Upon thirty (30) days' prior written notice, Acxiom may reassign the Contract Manager to other job functions within Acxiom; provided however, that such reassigned Contract Manager shall not perform any services for State Farm Mutual Insurance Company, Farmers Group, Inc., Nationwide Mutual Insurance Company, American Family Mutual Insurance Company, United Services Automobile Association, SAFECO Corporation, GEICO, American International Group or The Progressive Corporation or any of their respective subsidiaries or affiliates within six (6) months of being reassigned. Acxiom shall promptly replace such reassigned person with another person at least as well qualified. Acxiom's Contract Manager will act as the primary liaison between Acxiom and Allstate's Contract Manager, will have overall responsibility for directing all of Acxiom's activities hereunder, and will be vested with all necessary authority to fulfill that responsibility.

            9.1.2.   Allstate's Key Personnel and Contract Manager

                     Allstate's Key Personnel shall provide advice and
            assistance to Acxiom in areas requiring particular technical or functional expertise or work experience. If any one of Allstate's Key Personnel is unable to perform the functions or responsibilities assigned to him or her in connection with this Agreement, or if he or she is no longer employed by Allstate, Allstate shall promptly replace such person or reassign the functions or responsibilities to another person. Allstate's Contract Manager shall act as the primary liaison between Allstate and Acxiom's Contract Manager and shall have overall responsibility for directing all of Allstate's activities hereunder and shall be vested with all necessary authority to fulfill that responsibility.

            9.1.3.   Additional Personnel Requirements

                     In addition to Acxiom's Key Personnel, Acxiom shall make
            available such additional personnel as are necessary to properly perform Acxiom's obligations under this Agreement at performance levels at least equal to the MASLs.

            9.1.4.   Minimum Proficiency Levels

                     Acxiom's Key Personnel and all other personnel assigned by
            Acxiom or its subcontractors to perform Acxiom's obligations under this Agreement shall have experience, training, and expertise at least equal to the highest commercial standards applicable to such personnel for their responsibilities in the business in which Acxiom is engaged and shall have sufficient knowledge of the relevant aspects of the Services and shall promptly obtain sufficient knowledge of Allstate's practices and areas of expertise to enable them to properly perform the duties and responsibilities assigned to them in connection with this Agreement. In addition, the Services shall conform to the highest commercial standards applicable to such Services in the business in which Acxiom is engaged.

            9.1.5.   Training

                     Acxiom shall provide, and cause its subcontractors to
            provide, all such training to the employees of Acxiom and its subcontractors as may be necessary for them to perform, on behalf of Acxiom, all of Acxiom's duties under this Agreement.

            9.1.6.   Unsatisfactory Performance

                     Notwithstanding Section 9.1.1, if Allstate believes that
            the performance or conduct of any person employed or retained by Acxiom to perform Acxiom's obligations under this Agreement is unsatisfactory or is not in compliance with the provisions of this Agreement, Allstate shall so notify Acxiom and Acxiom shall promptly address the performance or conduct of such person, or, at Allstate's request, immediately replace such person with another person acceptable to Allstate.

     9.2.   Allstate's Policies

            Acxiom shall ensure that it and all Acxiom Personnel comply with the following Allstate policies and such additional policies as may be provided by Allstate to Acxiom from time to time, and Acxiom shall cooperate with Allstate to facilitate Allstate's compliance with such policies:

          9.2.1.     Computer Information and Access

                     Prior to performing any services pursuant to this Agreement, the Acxiom Personnel shall execute Allstate's standard forms concerning access protection and data/software security in the form attached hereto as Schedule 9.2.1. Computer data and software shall be used by Acxiom Personnel only in connection with Acxiom's obligations hereunder. Failure of Acxiom to comply with these rules may result in Allstate restricting offending personnel from access to Allstate computer systems or data, or if such failure is willful, reckless or grossly negligent, immediate termination of this Agreement.

          9.2.2.     Confidentiality and Intellectual Property

                     Prior to performing any services pursuant to this Agreement, all Acxiom Personnel shall execute the "Acknowledgment" attached hereto as Schedule 9.2.2 or such other similarly restrictive document in form and substance acceptable to the parties with respect to the protection of confidential information and assignment of intellectual property rights.

          9.2.3.     Other Policies

                     When on Allstate's premises, Acxiom shall, and shall cause all Acxiom Personnel to, abide by all Allstate corporate policies that may be established by Allstate from time to time.

          9.2.4.     Enforcement

                     Acxiom shall render all reasonable assistance requested by Allstate in the event Allstate is required to enforce any of the foregoing policies, or Acknowledgments with respect to any current or former Acxiom Personnel.

     9.3. Regulatory Compliance

          Acxiom shall assist Allstate in regulatory compliance and further assist Allstate to the extent Acxiom's actions are attributed to Allstate. Allstate agrees to reimburse Acxiom for all expenses reasonably incurred and approved in advance by Allstate in complying with this Section 9.3.

     9.4. Operational Change Procedure

          Acxiom may make operational changes in the manner in which it provides the Services, using such processes as the Parties mutually agree upon from time to time. Operational changes shall include, by way of example: Acxiom logging changes according to a documented change-control process; conducting mutually agreed, regular change control meetings; Acxiom notifying Allstate and End-Users, as appropriate, of planned change control activities with sufficient lead times to avoid disruption; and Acxiom scheduling outages during hours that meet Allstate operational needs and minimize disruption.

     9.5.   Work Order Procedure

            9.5.1.   When Required

                     A Work Order shall be required to implement any new Service or Project or to make material modifications to an existing Service or Project if: (i) the estimated cost to Allstate of such new or modified Service or Project exceeds Fifty Thousand Dollars ($50,000.00); or (ii) the terms under which such new or modified Service or Project will be provided by Acxiom are materially at variance with the terms of this Agreement (e.g., special financial terms); or (iii) either party requests that such new or modified Service or Project be specified in a Work Order.

            9.5.2.   Contents of the Work Order

                     Each Work Order issued pursuant to the Agreement shall
            contain the following (to the extent applicable to the services to be performed): a detailed description of the services to be performed; specifications; implementation plans; time schedules; financial terms if different from those set forth herein; MASLs; and acceptance criteria. Work Orders shall be governed by the terms and conditions of this Agreement. All Work Orders shall be agreed to and signed by the Allstate Contract Manager and the Acxiom Contract Manager prior to the start of the Services set forth therein.

10.  Proprietary Rights; Ownership of Work Product

     Allstate shall be the sole and exclusive owner of all of the Work Product, and of all copyright, patent, trademark, trade secret, and other proprietary rights in the Work Product. Ownership of Work Product will inure to the benefit of Allstate from the date of creation, or of fixation in a tangible medium of expression, as applicable, of such Work Product. Each copyrightable aspect of the Work Product will be considered as though it was a "work made for hire" within the meaning of the Copyright Act of 1976, as amended. If and to the extent that the Work Product, or any part thereof, is found as a matter of law not to be a "work made for hire" within the meaning of the Copyright Act of 1976, as amended, Acxiom hereby assigns and agrees to assign to Allstate exclusively all right, title, and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret, and all other proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Acxiom. As set forth in Section 9.2.1 hereof, Acxiom shall obtain similar written undertakings from Acxiom Personnel who will perform the services relating to this Agreement, so as to ensure Allstate's ownership of the Work Product. Acxiom also acknowledges that Allstate does not intend

Acxiom to be a joint author of the Work Product within the meaning of the Copyright Act of 1976, as amended, and that in no event shall any Work Product be deemed to have been developed with the intent that Acxiom be a joint author thereof. Allstate will have unrestricted access to all Acxiom's materials, premises, and computer files containing the Work Product provided, however Allstate shall give reasonable notice prior to exercising such right. Allstate shall grant Acxiom a non-transferable, non-exclusive personal license to use any Work Product solely for the provision of Services to Allstate, and, subject to the terms and conditions of the license agreement attached hereto as Exhibit ____, Acxiom may use the Work Product in connection with the provision of Services to Acxiom's other customers with the prior written consent of Allstate, which may be withheld in Allstate's sole discretion. Acxiom shall promptly and fully disclose and deliver the Work Product to Allstate, in writing if requested by Allstate, and shall execute and deliver any and all lawful patent, copyright, or other applications, assignments, and other documents that Allstate requests for protecting the Work Product, whether in the United States or any other country. Allstate shall have the full and sole power to prosecute such applications and to take all other action concerning the Work Product, and Acxiom shall cooperate fully and in a lawful manner, at the expense of Allstate, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Work Product. Acxiom shall retain all right, title, and interest in all intangible ideas, know-how, and techniques developed by Acxiom that are not Work Product and Acxiom hereby grants to Allstate a perpetual, non-exclusive, royalty free license to use any such ideas, know-how, and techniques that are embedded in the Work Product.

     10.1.  Rights and Licenses

            Acxiom shall be responsible for obtaining from third parties all rights and licenses required to perform the Services. With respect to all technology used and to be used by Acxiom to perform the Services hereunder, Acxiom hereby grants and agrees to grant to Allstate, or cause to be granted by the licensor thereof, without additional charge, such licenses and sublicenses as may be necessary in order for Allstate, and its authorized representatives, to use, or receive the benefit of the use by Acxiom of, such technology in connection with the Services. Further, Acxiom shall exercise its best efforts to obtain from third parties on behalf of Allstate, without additional charge, such licenses, authorizations, or consents as may be necessary for Allstate and its authorized representatives to use any technology necessary for Allstate (or its authorized representative) to continue to perform the Services for Allstate after a Disentanglement.

     10.2.  Adverse Action

            Each of the Parties covenants to perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright, or other intellectual property right of any third party, or a violation of the other Party's software license agreements or intellectual property rights disclosed to or known by such Party.

11.  TERM

     11.1.  Initial Term; Renewals

            The period during which Acxiom shall be obligated to provide the Services under this Agreement shall commence on the Effective Date and end on the fifth (5th) anniversary of the Effective Date; provided, however, that Allstate may, in its sole discretion, extend the Term for an additional five (5) years by providing written notice delivered to Acxiom at least ninety (90) days before the end of the then-current initial or extended Term. Acxiom shall notify Allstate of the expiration of the Term, and of any renewal thereof, no earlier than twelve (12) months, nor later than six (6) months, before the date on which the Term would expire (if not renewed).

     11.2.  Extension of Termination Date

            Allstate may, at its sole option and discretion, extend the effective date of any expiration or termination of the Term for up to six
     (6) successive thirty-day (30) periods upon at least fifteen (15) days' prior written notice to Acxiom.

     11.3.  Early Termination

            11.3.1.  Partial Termination of Services by Allstate

                     Allstate shall have the right to terminate any of the
            Services described in Section 3 upon thirty (30) days' written notice to Acxiom if Allstate determines, in its sole discretion, that it no longer has need for such Services; provided, however, that Allstate may not terminate any Services pursuant to this
            Section 11.3.1 for the purpose of engaging another vendor to perform such Services except as provided in Section 5.4 hereof.

            11.3.2.  For Convenience

                     Allstate shall have the right to terminate any of the
            Services described in Section 3 for its convenience upon twelve (12) months' written notice to Acxiom. Allstate shall have the right to end the Term for its convenience effective at 11:59 p.m. on the intended date of termination by delivering to Acxiom a written notice of termination at least 12 months before said intended date of termination.

            11.3.3.  Change in Control of Acxiom

                     In the event of a change in control of Acxiom resulting
            from a single transaction or series of related transactions, Allstate shall have the right to end the Term upon ten (10) days' written notice to Acxiom, provided that Allstate shall have delivered such notice to Acxiom not later than 180 days following the effective date of such change in control. Solely for purposes of the preceding sentence, "control" shall mean the legal, beneficial, or equitable ownership, direct or indirect, of more than fifty percent (50%) of the aggregate of all voting or equity interests in Acxiom; "change in control" shall mean any change in the legal, beneficial, or equitable ownership, direct or indirect, such that control of Acxiom is no longer with the same entity as on the Effective Date.

     11.4.  Termination for Material Default

            Section 21 (Dispute Resolution) hereof notwithstanding, the Term may be ended by either Party, by written notice delivered to the other Party, if the other Party commits a Material Default which remains uncured within the time specified in Section 2.24 hereof. Termination shall be effective at 11:59 p.m. on the last day of any applicable cure period, or if no cure period is specified on the date specified in the notice, subject to the provisions of Section 21.6 hereof.

     11.5.  Termination for Force Majeure Event

            If a delay or interruption of performance by a Party resulting from its experiencing a Force Majeure Event exceeds thirty (30) days, then the other party may terminate the Term, effective at 11:59 p.m. on the intended date of termination, by delivering to the non-performing Party written notice of termination specifying the date of termination.

     11.6.  Effect of Ending of Term

            The expiration or termination of the Term, though ending the obligation of Acxiom to provide the Services, will not constitute a termination of the Agreement, which will continue in effect until all other duties and obligations of the Parties have been performed, discharged, or excused.

12.  Disentanglement

     12.1.  Disentanglement Process

            Concurrently with the expiration or termination of the Term (or any Services) under any of the provisions of Section 11, the following shall occur (collectively, a "Disentanglement"):

            (a) Upon notice of termination or intention not to renew this Agreement, the Parties shall cooperate fully with one another to facilitate a smooth transition of the Services being terminated from Acxiom to Allstate or Allstate's designated replacement provider;

            (b)     Without limiting the obligations of Acxiom pursuant to
                    Section 10.1 above, Acxiom shall, subject to the terms of any third-party contracts, exercise its best efforts to procure any third-party authorizations necessary to grant Allstate the use and benefit of any third-party contracts (including, but not limited to, software licenses) between Acxiom and third-party contractors then being utilized by Acxiom in enabling it to provide such Services;

            (c) Acxiom's obligation to provide the Services under this Agreement shall cease in a manner and over a period of time consistent with the Disentanglement process, but in no event longer than one (1) year, during which period Allstate agrees to pay Acxiom for the Services at the fees which are in effect as of the date of notice of termination;

            (d) Acxiom shall, subject to the terms of any applicable software license, transfer, license, or sub-license to Allstate all proprietary and third-party software (including but not limited to Acxiom Core Software) that would be needed in order to allow Allstate to continue to perform for itself, or obtain from other providers, the Services, as the same might exist at the time of Disentanglement; the license fee for the Acxiom Core Software shall be a one-time fee in an amount to be agreed upon by the parties or, in the event the Parties are unable to agree upon the amount of the license fee, a third-party software-consultant jointly selected by the parties shall determine the amount of the license fee and any fees charged by such third-party software-consultant shall be evenly divided between the Parties; and

            (e) Acxiom shall deliver to Allstate, at Allstate's request, all documentation and data related to Allstate held by Acxiom or any of Acxiom's Personnel, and Acxiom shall destroy all copies thereof not turned over to Allstate.

     12.2.  Preparation for Disentanglement

            In preparation for the Disentanglement:

            (a) Acxiom shall provide to Allstate sufficient information and cooperation to enable Allstate's personnel, or that of its other providers, to fully assume the provision to Allstate of the Services;

            (b) Acxiom shall cooperate with Allstate and all of Allstate's other service providers to ensure a smooth transition at the time of Disentanglement, with no interruption of Services, no adverse impact on the provision of Services or Allstate's activities, no interruption of any services provided by third parties, and no adverse impact on the provision of services provided by third parties;

            (c) Acxiom shall ensure that the assets used in providing the Services will be maintained, protected, and adequately insured throughout the Term;

            (d) Acxiom shall obtain advance consents (including, without limitation, obtaining consent to the time of entering into all new licenses to be used for the benefit of Allstate) from Acxiom's licensors to the conveyance or assignment of licenses to Allstate upon Disentanglement; and

            (e) Acxiom shall take such additional actions and perform such additional tasks as may be necessary to ensure a timely Disentanglement in compliance with the provision of this Section, including full performance, on or before the date of expiration or termination of the Term, of Acxiom's obligations under this Section.

13.  DEFAULT

     13.1.  Remedies

            13.1.1.  Allstate's Remedies

                     If Acxiom commits an uncured Material Default under this
            Agreement, Allstate will be entitled to end the Term in accordance with the provisions of Section 11.4 (Termination for Material Default) hereof. Termination shall not constitute a Party's exclusive remedy for such a Material Default, and neither Party shall be deemed to have waived any of its rights accruing hereunder prior to such Material Default or otherwise available at law or in equity. If either Party ends the Term as a result of a claimed, uncorrected Material Default by the other Party and such other Party does not agree that a Material Default was committed, then such other Party shall have the right to avail itself of all remedies available to it under the law or in equity, none of which is exclusive and any or all of which may be pursued.

            13.1.2.  Acxiom's Remedies

                     If Allstate commits an uncured Material Default under this
            Agreement, Acxiom will be entitled to end the Term; provided, however, that if the Material Default concerns Allstate's failure to pay Acxiom the fees specified in Section 8, Acxiom shall first give Allstate notice and an opportunity to cure such Material Default within thirty (30) days after such notice. Termination shall not constitute a Party's exclusive remedy for such a Material Default, and neither Party shall be deemed to have waived any of its rights accruing hereunder prior to such Material Default or otherwise available at law or in equity. If either Party ends the Term as a result of a claimed, uncorrected Material Default by the other Party and such other Party does not agree that a Material Default was committed, then such other Party shall have the right to avail itself of all remedies available to it under the law or in equity, none of which is exclusive and any or all of which may be pursued.

            13.1.3.  Limitation of Liability

                     Subject to the express provisions and limitations of this
            Section 13.1.3, the Parties intend that each Party will be liable to the other Party for all damages (including, but not limited to, cover) incurred as a result of the breaching Party's failure to perform its obligations.

                     IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL,
            INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST INCOME OR LOST REVENUE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BELOW, EACH PARTY'S AGGREGATE CUMULATIVE LIABILITY HEREUNDER FOR ALL DIRECT DAMAGES ARISING UNDER OR RELATING TO THIS AGREEMENT NOTWITHSTANDING THE FORM (e.g., CONTRACT, TORT, OR OTHERWISE) IN WHICH ANY ACTION IS BROUGHT, SHALL BE LIMITED TO THE GREATER OF: (i) ACXIOM'S NET REVENUE BILLED LESS DIRECT DATA EXPENSE WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER OUT OF WHICH THE LIABILITY AROSE; OR (ii) FIVE MILLION DOLLARS ($5,000,000). THE FOREGOING LIMITATION UPON PROVIDER'S LIABILITY SHALL NOT APPLY TO CLAIMS SUBJECT TO INDEMNIFICATION BY ACXIOM (SECTION 20) OR CLAIMS WITH RESPECT TO A BREACH OF CONFIDENTIALITY (SECTION 17).

     13.2.  Force Majeure Events

            If a Force Majeure Event affects a Party's performance hereunder, the affected obligations, after notification by such Party to the other Party, shall be deemed suspended until the Force Majeure Event has ended and a reasonable period of time for overcoming the effects thereof has passed; provided, however, that if the delay or interruption of performance resulting from a Force Majeure Event exceeds thirty (30) days, then this Agreement may be terminated subject to Section 11.5 (Termination for Force Majeure Event). Both Parties shall use reasonable efforts to minimize delays that occur due to a Force Majeure Event. Notwithstanding the above, Acxiom shall in no event be excused from those obligations not directly affected by a Force Majeure Event, and if the Force Majeure Event is caused by Acxiom's failure to comply with any of its obligations under this Agreement or by Acxiom's negligence or omission, there shall be no relief from any of its obligations under this Agreement.

14.  INSURANCE

     14.1.  General Requirements

            Without limiting Acxiom's undertaking to defend, hold harmless, and indemnify Allstate Indemnitees as provided in Section 20 hereof, Acxiom shall purchase and maintain insurance to protect Acxiom from all claims of the type set forth below that arise out of or result from Acxiom's operations, services, and/or performance under this Agreement and for which Acxiom may be liable, whether such operations, services, and/or performance are provided by Acxiom or by any of Acxiom's agents, consultants, suppliers, or subcontractors or by anyone directly employed by any of them, or by anyone for whose acts any of them may be liable.

     14.2.  Coverages

            The insurance required hereunder shall be written for not less than the limits of coverage specified herein, or as required by law in any jurisdiction with authority over Acxiom's operations, services, and/or performance, whichever is greater. Coverage shall be written on an occurrence basis.

            (a) Worker's Compensation Insurance offering statutory coverage as required by the laws of the jurisdiction in which the Services are performed.

            (b) Employers Liability Insurance with limits of not less than One Million Dollars ($1,000,000.00) for each accident or disease.

            (c) Commercial General Liability Insurance with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence for personal injury (including wrongful death), and broad-form property damage liability inclusive of independent contractors, blanket contractual liability for this insured Agreement and product/completed operations coverage maintained for not less than two (2) years following completion and acceptance of the work.

            (d) Umbrella or Excess Liability Insurance with limits not less than Five Million Dollars ($5,000,000.00) per occurrence which will provide additional limits for commercial general and automobile liability insurance.

            (e) Professional Liability Insurance covering errors and omissions with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence. The policy shall have an extended reporting period of two (2) years. When policies are renewed or replaced, the policy retroactive date must coincide with, or precede, the commencement date of services in connection herewith.

            (f) Automobile Liability Insurance with a limit of not less than One Million Dollars ($1,000,000.00) per accident on vehicles owned, leased, or rented by Acxiom and used while performing under this Agreement.

            (g) Fidelity Bond coverage with limits of not less than One Million Dollars ($1,000,000.00) per occurrence.

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     14.3.  Miscellaneous Requirements

            Acxiom shall comply with the following terms for all insurance coverage required by Section 14.2 hereof:

            (a) Acxiom shall provide insurance coverage by insurance companies having policy holder ratings no lower than "A" and financial ratings not lower than "XII" in the Best's Insurance Guide, latest edition in effect as of the date of this Agreement.

            (b) Acxiom shall verify and ensure that all of Acxiom's agents, consultants, suppliers, and subcontractors are adequately insured against claims arising out of or relating to their performance related to this Agreement.

            (c)  The Policies described in clauses (c), (d), and (e) of Section
                 14.2 shall name Allstate as an additional insured on a primary basis.

            (d) The insurance policies listed above shall not be restricted by the country or state in which the Services are being performed. In the case of Services performed outside the United States and when required by law, the insurance must be placed with a company admitted to do business in that country.

            (e) The foregoing insurance coverages shall be primary and non-contributing with respect to any other insurance or self-insurance that may be maintained by Allstate and its subsidiaries and affiliates and shall contain a cross-liability or severability-of-interest clause. The fact that Acxiom has obtained the insurance required in this Section 14.2 shall in no manner lessen nor affect Acxiom's other obligations or liabilities set forth in this Agreement. Acxiom shall supply certificates of insurance satisfactory to Allstate and all its subsidiaries and affiliates, demonstrating that all of the insurance required above is in force, that not less than thirty
                 (30) days' written notice will be given to Allstate prior to any cancellation or restrictive modification of the policies, and that the waivers of subrogation are in force. At the request of Allstate or any of its subsidiaries or affiliates, Acxiom shall provide a certified copy of each insurance policy required under this Agreement.

15.  REPORTS

     15.1.  General

            Acxiom shall furnish Allstate with information and reports in the form and with the frequency, but in no event less frequently than monthly, that Allstate may reasonably request from time to time including, but not limited to, those reports set forth in Schedule 15 hereto. Acxiom's reports shall include (but not be limited to) information regarding: Acxiom's performance of the Services; cost-management; subcontractor relationships; and End-User satisfaction. Acxiom shall promptly inform Allstate of any deficiencies, omissions, or irregularities in Allstate's requirements or in Acxiom's performance of the Services that may come to Acxiom's attention. Acxiom shall furnish Allstate with all existing and future research and development resources, such as published materials, and industry studies conducted for or by Acxiom, that come to its attention and pertain to the services and that might assist Allstate in setting its policies or requirements under this Agreement.

     15.2.  Media

            Acxiom shall furnish Allstate with all reports in both hard copy and electronic form per Allstate's specifications as reasonably requested by Allstate from time to time.

16.  RECORDKEEPING AND AUDIT RIGHTS

     16.1.  Recordkeeping

            Acxiom shall maintain complete and accurate records and books of account with respect to this Agreement utilizing generally accepted accounting principles ("GAAP"), consistently applied and complying in all respects with all applicable laws. Such records and books, and the accounting controls related thereto, shall be sufficient to provide reasonable assurance that:

            (a) transactions are recorded so as to permit the preparation of Acxiom's financial statements in accordance with GAAP and to maintain accountability for its assets; and

            (b) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            Such records and books of account of Acxiom's business shall be maintained by Acxiom at its principal business office and each of the parties may examine and make extracts of information and copy any part thereof at any reasonable time during normal business hours.

            Acxiom shall retain for a period of four (4) years from the end of each calendar year during the Term, or such longer period as may be required by law, all records and information required to verify amounts invoiced under this Agreement for such calendar year. Allstate, or an auditing firm retained by Allstate, shall be granted access to the aforesaid records during normal business hours upon reasonable notice to Acxiom.

     16.2.  Audit Rights

            Allstate, or its authorized representatives, will have the right, at any time, without any notice, to perform an operational audit with respect to Acxiom's performance hereunder including (but not limited to) the Services and any obligation of Acxiom related to security. Acxiom shall grant Allstate and its representatives full and complete access, during normal business hours and upon reasonable notice, to the relevant portion of Acxiom's books and records as they relate to this Agreement, or as they may be required in order for Allstate to ascertain any facts relative to any claim against Acxiom that might become a charge against Allstate or its property. Acxiom shall provide Allstate, or its authorized representatives, such information and assistance as reasonably requested in order to perform such audits. If any such audit reveals a material inadequacy or insufficiency of Acxiom's performance, then the cost of such audit shall be borne by Acxiom. With respect to any audit that relates to sums to be paid hereunder, if any such audit reveals that Acxiom has overcharged Allstate in an amount in excess of five percent (5%) above the fees specified in any Schedule hereto during the period to which the audit relates, then the cost of such audit shall be borne by Acxiom.

     16.3.  Open Book Policy

            Subject to the terms of the Special confidentiality Agreement attached hereto as Exhibit _____. Acxiom shall provide Allstate, on a quarterly basis, full and complete reports of its current financial plans, accounting records, and operational plans related to this Agreement, including (but not limited to) its plans and records regarding the cost and profitability of providing Services to Allstate. Acxiom shall promptly respond to any questions regarding such reports.

17.  CONFIDENTIALITY

     17.1.  Disclosure of Confidential Information

            Each Party shall:

            (a) use the same care to prevent disclosure of the Confidential Information of the other Party to third parties as it employs to avoid disclosure, publication, or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care;

            (b) use the Confidential Information of the other Party solely for the purpose of performing its obligations under this Agreement;

            (c) not acquire any right in or assert any lien against Confidential Information of the other Party; and

            (d) promptly return, or provide a copy of, as the requesting Party directs, Confidential Information upon the request of the other Party.

            (e) Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to its employees, agents, and subcontractors who have: (i) a need to know such Confidential Information in order to perform their duties; and
                 (ii) a legal duty to protect the Confidential Information. A Party receiving Confidential Information of the other Party assumes full responsibility for the acts or omissions of its subcontractors and employees with respect to such Confidential Information.

     17.2.  Required Disclosure

            Either Party may disclose Confidential Information to the extent required by law or by order of a court or governmental agency; provided, however, that the recipient of such Confidential Information shall give the owner of such Confidential Information prompt notice and shall use its best efforts to cooperate with the owner of such Confidential Information if the owner wishes to obtain a protective order or otherwise protect the confidentiality of such Confidential Information. The owner of such Confidential Information reserves the right to obtain a protective order or otherwise protect the confidentiality of such Confidential Information. Further, either party may disclose the terms of this Agreement to the extent required to enforce its terms or the rights of such Party.

     17.3.  Notification

            In the event of any disclosure or loss of Confidential Information, the receiving Party shall immediately notify the disclosing Party.

     17.4.  Injunctive Relief

            Each Party acknowledges that any breach of any provision of this
     Section 17 by either Party, or its personnel or subcontractors, will cause immediate and irreparable injury to the other Party, and in the event of such breach, the injured Party shall be entitled to injunctive relief, without bond or other security, and to any and all other remedies available at law or in equity.

     17.5.  Return of Confidential Information

            Unless it is expressly authorized by this Agreement to retain the other Party's Confidential Information, a Party shall promptly return or destroy, at the other Party's option and request, the other Party's Confidential Information and all copies thereof, and shall certify to the other Party that it no longer has in its possession or under its control any Confidential Information in any form whatsoever, or any copy thereof.

18.  LEGAL COMPLIANCE

     Both Acxiom and Allstate shall at all times perform their obligations hereunder in compliance in all material respects with all applicable national, state, and local laws and regulations of all applicable jurisdictions, and in such a manner as not to cause the other to be in material violation of any applicable laws or regulations including (but not limited to) the U.S. Fair Credit Reporting Act, as amended by the Consumer Credit Reporting Reform Act of 1996, 15 U.S.C. 1681, et seq. ("FCRA"), any similar state privacy laws, and any applicable requirements of any national, state, or local authority regulating credit reporting, insurance, health, safety, employment, the environment, or telecommunications. If any such laws and regulations are changed, or new laws or regulations are enacted after the date of Acxiom's execution of this Agreement and Acxiom's cost to perform is thereby directly increased or decreased, the amounts otherwise to be paid to Acxiom pursuant to any of the provisions of this Agreement may be adjusted as the Parties shall mutually agree.

     With respect to consumer reports that are purchased by Acxiom at Allstate's request, Allstate hereby certifies that it or its Affiliates will be the end user(s) of such reports and that such reports will be used for the following purposes and for no other purposes: (a) in connection with the underwriting (including rating) of insurance; and/or (b) in connection with the written consent of the consumer. The Parties acknowledge that each of the above purposes constitutes a permissible purpose under the FCRA. Allstate will maintain copies of consumers' written consents and will make such copies available to Acxiom reasonably promptly upon receipt of Acxiom's written request. Allstate agrees that every request for a consumer report will constitute a recertification to Acxiom at the time of ordering such report that:
(x) Allstate and/or its Affiliates will be the end user(s) of such report; (y) such report is being requested for a stated permissible purpose; and (z) the report will be used for no purpose other than the stated permissible purpose.

19.  Representations and Warranties

     19.1.  Acxiom's Representations, Warranties, and Covenants

            19.1.1.  Performance of the Services

                     Acxiom warrants that all Services provided hereunder will
            be performed to the best of Acxiom's ability and in a good workmanlike manner and that materials provided by Acxiom hereunder will conform to and perform in accordance with the specifications stated herein and in each Schedule, if applicable, and in all associated documentation. Acxiom shall manage third party vendor relationships, quality of data Acxiom furnishes to Allstate, and costs of data in a manner consistent with the terms and spirit of this Agreement.

            19.1.2.  Proprietary Rights Infringement

                     Acxiom covenants that at no time during the Term shall the use of any services, techniques, or products provided or used by Acxiom infringe upon any third party's patent, trademark, copyright, or other proprietary or intellectual-property right, nor make use of any misappropriated trade secrets.

            19.1.3.  Adherence to Specifications

                     The Software, including all enhancements, modifications,
            and new releases thereof, will operate in accordance with the specifications and documentation provided to Allstate. For a period of ninety (90) days from Allstate's written acceptance of any Software installed at Allstate's facilities, Acxiom will correct, without charge to Allstate, any errors which cause the Software to fail to perform in accordance with the relevant specifications. This warranty will not apply to the extent that such error is a result of modifications performed by a party not employed by or under the control of Acxiom. For all Software not installed at Allstate's facilities, Acxiom will correct all malfunctions without charge to Allstate during the Term of this Agreement.

            19.1.4.  Warranty as to Viruses

                     Acxiom warrants that the Software (and any portion thereof)
            does not contain any timer, clock, counter, virus or other limiting design, routine or instructions: (i) which have destructive capabilities; (ii) which cause the Software (or any portion thereof) to become erased, inoperable or otherwise incapable of being used in the full manner for which it was designed and licensed pursuant to this Agreement (including but not limited to any design or routine that would impede copying thereof); (iii) which would render any hardware or software inoperable; or (iv) which would cause data to become altered, damaged or removed. Furthermore, the Software does not contain any limiting design or routine which would cause it to be erased, become inoperable, or otherwise incapable of being used in the full manner for which it was designed and licensed pursuant to this Agreement solely because such Software has been installed or moved to a central processing unit or system which has a serial number, model number, or other identification different from that on which the Software was originally installed.

            19.1.5.  Warranty of Year 2000 Compliance

                     Acxiom warrants that the use, processing or occurrence of
            the date January 1, 2000 or any subsequent date ("Millennial Dates") will not adversely affect the performance of the Software with respect to date-dependent data, computations, output or other functions (including, but not limited to, calculating, comparing, searching, and sequencing) and that the Software will create, store, process and output information related to or including Millennial Dates without error or omissions and at no additional cost to Allstate. At Allstate's request, Acxiom will provide evidence sufficient to demonstrate adequate testing of the Software to meet the foregoing requirements.

            19.1.6.  Legal and Corporate Authority

                     Acxiom represents and warrants that: it is a corporation
            duly formed and in good standing under the laws of Arkansas and is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification; it has all necessary rights, powers, and authority to enter into and perform this Agreement, and the execution, delivery, and performance of this Agreement by Acxiom have been duly authorized by all necessary corporate action; and the execution and performance of this Agreement by Acxiom will not violate any law, statute, or regulation and will not breach any agreement, covenant, court order, judgment, or decree to which Acxiom is a party or by which it is bound. Acxiom represents and warrants that it has, and covenants that it shall maintain in effect, all licenses and permits necessary for it to provide the Services contemplated by this Agreement. Acxiom represents and warrants that Acxiom owns or leases and covenants that it will own or lease, free and clear of all liens and encumbrances, other than lessors' interests, or security interests of Acxiom's lenders, all right, title, and interest in and to the tangible property and technology and the like that Acxiom intends to use or uses to provide such Services and in and to the related patent, copyright, trademark, and other proprietary rights, or has received appropriate licenses, leases, or other rights from third parties to permit such use.

     19.2.  Allstate's Representations, Warranties and Covenants

            19.2.1.  Legal and Corporate Authority

                     Allstate represents and warrants that: it is a corporation duly formed and in good standing under the laws of Illinois and is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification; it has all necessary rights, powers, and authority to enter into and perform this Agreement; the execution, delivery, and performance of this Agreement by Allstate have been duly authorized by all necessary corporate action; and the execution and performance of this Agreement by Allstate will not violate any law, statute, or regulation and will not breach any agreement, covenant, court order, judgment, or decree to which Allstate is a party or by which it is bound.

            19.2.2.  Other

                     Allstate does not make any representation or warranty with respect to the Services or any component thereof. All hardware, software, networks and other information-technology related assets made available or conveyed by Allstate to Acxiom under this Agreement are made available or conveyed to Acxiom "AS IS, WHERE IS" and there are no warranties of any kind with respect to the condition, capabilities, or other attributes of such items, except as otherwise expressly stated in this Agreement.

     19.3.  Disclaimer

                     EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO
            EXPRESS WARRANTIES BY EITHER PARTY. THERE ARE NO IMPLIED WARRANTIES OR CONDITIONS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

20.  INDEMNIFICATION

     20.1.  Technology

            20.1.1.  Indemnity by Acxiom

                     Acxiom shall defend, indemnify, and hold the Allstate
            Indemnitees harmless from and shall pay all final damages and costs awarded against any of them arising out of, any claim brought by any third party against any of them for actual or alleged infringement of any patent, trademark, copyright, or similar property right including misappropriation of trade secrets, based upon technology or data used by Acxiom in providing the Services (collectively, "Infringement Claim"); and Acxiom shall defend, indemnify, and hold the Allstate Indemnitees harmless from and against any and all liabilities, losses, costs, damages, and expenses, including reasonable attorney's fees, associated with any such claim or action incurred by any of them in connection with any Infringement Claim that involves technology provided or developed by Acxiom. Acxiom may, in its reasonable discretion, either procure a license to enable Allstate to continue to use such technology or data or develop or obtain a non-infringing substitute acceptable to Allstate. Acxiom will have no obligation with respect to any claim or action to the extent that it is based solely upon: (i) modification of a program or machine by Allstate, any third-party contractor to Allstate, or any agent of Allstate; (ii) data provided by Allstate to Acxiom; (iii) Allstate's combination, operation or use with apparatus, data or programs neither furnished nor approved by Acxiom; (iv) the use by Allstate of any software provided by any third party other than in accordance with relevant software licenses whether or not such license agreements are provided to Acxiom; or
            (v) the use of software owned by or licensed to Allstate by a party other than Acxiom and supplied by Allstate to Acxiom.

            20.1.2.  Indemnity by Allstate

                     Allstate shall defend, indemnify, and hold the Acxiom
            Indemnitees harmless from and shall pay all final damages and costs awarded against any of them arising out of, any claim brought by any third party against any of them for actual or alleged infringement of any patent, trademark, copyright, or similar property right including misappropriation of trade secrets, based upon software that is proprietary to Allstate. Allstate may, in its reasonable discretion, either procure a license to enable Acxiom to continue to use such technology or develop or obtain a non-infringing substitute. Allstate shall have no obligation with respect to any claim or action to the extent that it is based solely upon: (i) modification of a program or machine by Acxiom, any third-party contractor to Acxiom, or any agent of Acxiom; (ii) Acxiom's combination, operation, or use with apparatus, data, or programs not furnished by Allstate; (iii) the use by Acxiom of any software provided by any third party other than in accordance with relevant software licenses whether or not such licenses are provided to Allstate; or (iv) the use of software owned by or licensed to Acxiom by a party other than Allstate and supplied by Acxiom to Allstate.

     20.2.  Injury or Property Damage

            20.2.1.  Indemnity by Acxiom

                     Without limiting Acxiom's obligations with respect to
            insurance as provided in Section 14 hereof, Acxiom shall indemnify, defend, and hold the Allstate Indemnitees harmless with respect to any third party claim alleging bodily injury, including death, or damage to tangible personal or real property, to the extent that such injury or damage arises from physical acts or omissions that constitute negligence, willful misconduct, or violations of law by Acxiom or its personnel, agents, or subcontractors.

            20.2.2.  Indemnity by Allstate

                     Allstate shall indemnify, defend, and hold the Acxiom
            Indemnitees harmless with respect to any third party claim alleging bodily injury, including death, or damage to tangible personal or real property, to the extent that such injury or damage arises from physical acts or omissions that constitute negligence, willful misconduct, or violations of law by Allstate or its personnel, agents, or subcontractors.

     20.3.  Employees

            Acxiom shall indemnify, defend and hold harmless the Allstate Indemnitees, from and against any and all liabilities, losses, taxes, withholdings, claims, demands, damages, judgments, and costs and expenses, including reasonable attorneys' fees, based upon claims against any of them that arise out of or in connection with (i) any aspect of the employment relationship or the termination of the employment relationship between Acxiom and Acxiom's employees assigned to provide the Services hereunder, except to the extent such liability is caused by Allstate's acts or omissions; (ii) any action brought by any of Acxiom's Personnel seeking to be treated as Allstate employees and/or claiming entitlement to any of Allstate's employee benefits; (iii) any action seeking to declare Allstate as a joint employer with Acxiom of any of Acxiom's Personnel providing services to Allstate hereunder; (iv) any determination resulting from or pursuant to any arbitration proceeding, court proceeding by a court of competent jurisdiction, administrative proceeding or other similar proceeding that Allstate was the employer of any of Acxiom's Personnel providing services to Allstate hereunder; or (v) theft, fraud, or misappropriation by Acxiom or its Affiliates or their respective officers, employees, agents, subcontractors, or successors, of tangible or intangible property of Allstate.

     20.4.  Third-Party Matters

            20.4.1.  Indemnity by Acxiom

                     Acxiom shall defend, indemnify, and hold the Allstate
            Indemnitees harmless from and against any and all claims by any third parties, and any and all liabilities, losses, costs, damages, and expenses, including reasonable attorney's fees, based upon or related to third-party services utilized by Acxiom in providing Services.

            20.4.2.  Mutual Indemnities

                     Each Party shall defend, indemnify, and hold the other
            Party's Indemnitees harmless from and against claims by third parties based upon an alleged breach of any agreement between the indemnifying party and such third party.

     20.5.  Misrepresentation

            20.5.1.  Indemnity by Acxiom

                     Acxiom shall indemnify, defend, and hold harmless the
            Allstate Indemnitees from and against any claim by any third party and any and all loss, liability, damages, costs, and expenses, including reasonable attorney's fees, sustained or incurred by such Indemnitee as a direct result of any misrepresentation by Acxiom in this Agreement or any breach or default by Acxiom with respect to any warranty, promise, agreement, duty, or obligation of Acxiom contained in this Agreement.

            20.5.2.  Indemnity by Allstate

                     Allstate shall indemnify, defend, and hold harmless the
            Acxiom Indemnitees from and against any claim by any third party and any and all loss, liability, damages, costs, and expenses, including reasonable attorney's fees, sustained or incurred by such Indemnitee as a direct result of any misrepresentation by Allstate in this Agreement or any breach or default by Allstate with respect to any warranty, promise, agreement, duty, or obligation of Allstate contained in this Agreement.

     20.6.  Subrogation

            If an indemnifying Party shall be obligated to indemnify an Indemnitee pursuant to this Section 20, the indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnitee with respect to the claims and defenses to which such indemnification relates.

     20.7.  Procedures

            If any legal action is commenced against an Indemnitee entitled to indemnification under this Section 20, prompt written notice thereof shall be given to the indemnifying Party. After such notice, if the indemnifying Party shall acknowledge in writing to such Indemnitee that the right of indemnification under this Agreement applies with respect to such claim, then the indemnifying Party shall be entitled, if it so elects, in a written notice delivered to the Indemnitee not fewer than ten (10) days prior to the date on which a response to such claim is due, to take control of the defense and investigation of such claim and to employ and engage attorneys of its sole choice, and reasonably satisfactory to the indemnified Party, to handle and defend same, at the indemnifying Party's expense. The Indemnitee shall cooperate in all reasonable respects with the indemnifying Party and its attorneys in the investigation, trial, and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnitee may, at its own expense, participate, through its attorneys or otherwise, in such investigation, trial, and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the indemnifying Party shall be entered into by the indemnifying Party without the prior written consent of the Indemnitee, which consent may be given or withheld in the Indemnitee's sole discretion, to the extent that it concerns equitable remedies or the Indemnitee's Confidential Information or proprietary technology. After notice by the indemnifying Party of its election to assume full control of the defense of any such claim, the Indemnitee shall not be liable to the indemnifying Party for any legal expenses incurred thereafter by such indemnifying Party in connection with the defense of that claim. If the indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the indemnifying Party may participate in such defense, at its expense, and the Indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the expense of the indemnifying Party.

21.  DISPUTE RESOLUTION

     21.1.  General Intent

            The Parties intend that all problems and disputes between the parties of any nature relating to this Agreement or arising from the transactions contemplated hereby will be resolved through the procedures of this Section 21, provided, however, that neither party shall be under any obligation to invoke the procedures of this Section 21 with respect to disputes concerning any alleged breach of Section 17 (Confidentiality) or
     Section 20 (Indemnification) hereof or any other dispute for which injunctive relief is sought. The procedures in this Section 21 will not replace or supersede any other remedy to which a party is entitled under this Agreement or under applicable law. Moreover, the procedures will not be construed as an agreement to arbitrate or mediate any dispute. It is the intention of the Parties that they continue to perform their respective duties during the pendency of any dispute subject to this Section 21.

     21.2.  Contract Manager Level

            The parties will initially attempt to resolve disputes arising in the ordinary course of the parties performance under this Agreement, at the Contract Manager level by those directly involved.

     21.3.  Escalation

            21.3.1.  First Escalation

                     If, after a reasonable period of time, not to exceed five
            (5) business days, the Contract Managers have not been able in good faith to resolve any dispute, each party will prepare a written statement outlining the dispute and attempted resolution and will submit the statement to Procurement Governance Officer or such other officer as identified by Allstate and to Acxiom's ASBU Business Unit Leader who will discuss the dispute (either in person or by telephone) and will attempt in good faith to resolve the dispute.

            21.3.2.  Second Escalation

                     If, after a reasonable period of time, not to exceed ten
            (10) business days after receiving the written statement pursuant to
            Section 21.3.1, the persons described in Section 21.3.1 have not been able in good faith to resolve the dispute, the written statement shall be forwarded to Allstate's Vice President of Procurement Governance and to Acxiom's Group Leader or Acxiom Services Division Leader who will discuss the dispute in person and will attempt in good faith to resolve the dispute.

     21.4.  Critical Problems

            If the dispute or problem is related to a critical problem in which data is corrupted or the Services are being performed in a manner that causes financial liability to Allstate and the Contract Managers are unable to resolve such dispute or problem within forty-eight (48) hours (twenty-four (24) hours if the problem is related to the interactive ordering process) after having received notice of such dispute or problem, then the problem shall be immediately escalated to the executives specified in
     Section 21.3.2. Notwithstanding the provisions of Section 21.3.2 above, the executives shall use their best efforts to resolve the dispute or problem within forty-eight (48) hours after the escalation to them.

     21.5.  Legal Action

            If either Party believes in good faith that the time frames described in this Section 21 will have a material adverse impact on such party, then this Section 21 shall be deemed to apply no longer to such dispute and the Parties may take any legal action in a court of law or equity to assert or enforce a claim it has against the other Party under this Agreement.

     21.6.  No Termination or Suspension of Services

            Notwithstanding anything to the contrary contained herein, and even if any Problem or other dispute arises between the Parties and regardless of whether or not it requires at any time the use of the dispute resolution procedures described above, in no event nor for any reason shall Acxiom interrupt the provision of Services to Allstate or any obligations related to Disentanglement, disable any hardware used to provide Services, or perform any other action that prevents, slows down, or reduces in any way the provision of Services or Allstate's ability to conduct its activities, unless: (i) authority to do so is granted by Allstate or conferred by a court of competent jurisdiction; (ii) the Term of this Agreement has been terminated or expired pursuant to Section 11 hereof and a Disentanglement satisfactory to Allstate has occurred, or (iii) Allstate has failed to pay Acxiom any undisputed amounts due to be paid under this Agreement, after having received written notice of such failure and the relevant cure period has expired.

22.  PUBLICITY

     Each Party shall submit to the other all advertising, written sales promotion, press releases, and other publicity matters relating to this Agreement in which the other Party's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied, and neither Party shall publish or use such advertising, sales promotion, press releases, or publicity matters without the prior written approval of the other Party. However, either Party may include the other Party's name and a mutually agreed factual description of the work performed and the preferential rights granted with respect thereto under this Agreement in employee communications, in its communications with stock analysts and investors; in its list of references, in the experience section of proposals to third parties, in internal business planning documents, in its or its Affiliates' annual report to stockholders, and whenever required by reason of legal, accounting, or regulatory requirements.

23.  USE OF AFFILIATES AND SUBCONTRACTORS

     Acxiom shall not perform its obligations through its Affiliates or through the use of Acxiom-selected independent contractors, including hardware and software, without the advance written consent of Allstate, which consent may be withheld in Allstate's sole discretion, and Acxiom shall not be relieved of its obligations under this Agreement by use of any such Affiliates or subcontractors; provided that Acxiom may subcontract for goods and services that are incidental to the performance of the Services, do not involve the acquisition of data, and do not involve the expenditure of more than Two Hundred Fifty Thousand Dollars ($250,000) within any ninety (90) day period. Acxiom shall be responsible for supervising the activities and performance of each subcontractor and shall be jointly and severally responsible with each subcontractor for any act or failure to act of such subcontractor. If Allstate determines that the performance or conduct of any Acxiom subcontractor is unsatisfactory, Allstate may notify Acxiom of its determination in writing, indicating the reasons therefor, in which event Acxiom shall promptly take all necessary actions to remedy immediately the performance or conduct of such contractor or to replace such contractor by another third party or by Acxiom personnel.

24.  MISCELLANEOUS

     24.1.  Entire Agreement

            This Agreement, including the Schedules and Exhibits hereto, constitutes the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior or contemporaneous oral or written communications with respect to the subject matter hereof. No usage of trade, or other regular practice or method of dealing between the Parties or others, may be used to modify, interpret, supplement, or alter in any manner the express terms of this Agreement.

     24.2.  Captions; Section Numbers

            Captions, Tables of Contents, Indices of Definitions, and Schedule and Exhibit titles are used herein for convenience only and may not be used in the construction or interpretation of this Agreement. Any reference herein to a particular Section number (e.g., "Section 2"), shall be deemed a reference to all Sections of this Agreement that bear sub-numbers to the number of the referenced Section (e.g., Sections 2.1, 2.1.1, etc.).

     24.3.  Assignment

            Except for subcontracting permitted under the terms of Sections 23 hereof, neither this Agreement, nor any interest therein, nor any of the rights and obligations of Acxiom hereunder, may be directly or indirectly assigned, sold, delegated, or otherwise disposed of by Acxiom, in whole or in part, without the prior written consent of Allstate, which may be withheld in its sole discretion. For purposes of this Section, an "assignment" shall also be deemed to have occurred upon a change in control of Acxiom resulting from a single transaction or series of related transactions, or a restructuring of Acxiom, or transfer or removal of assets from Acxiom or assumption of debt by Acxiom such that as a result of such restructuring, transfer, removal, or assumption Acxiom no longer possesses a net worth equal to or greater than that of Acxiom on the Effective Date. Solely for purposes of the preceding sentence, "control" shall mean the legal, beneficial, or equitable ownership, direct or indirect, of more than fifty percent (50%) of the aggregate of all voting equity interests in Acxiom; "change in control" shall mean any change in the legal, beneficial, or equitable ownership, direct or indirect, such that control of Acxiom is no longer with the same entity as on the Effective Date.

     24.4.  Notices to a Party

            Except as expressly otherwise stated herein, all notices, requests, consents, approvals, or other communications provided for, or given under, this Agreement, shall be in writing, and shall be deemed to have been duly given to a Party if delivered personally, or transmitted by facsimile to such Party at its telecopier number set forth below, or sent by first class mail or overnight courier to such Party at its address set forth below, or at such other telecopier number or address, as the case may be, as shall have been communicated in writing by such Party to the other Party in accordance with this Section. All notices will be deemed given when received in the case of personal delivery or delivery by mail or overnight courier, or when sent in the case of transmission by facsimile with a confirmation, if confirmed by copy sent by overnight courier within one (1) day of sending the facsimile.

     Notices to Allstate shall be addressed as follows:

            Allstate Insurance Company
            Attention: Peggy Cardaman, Contract Manager
            2775 Sanders Road, E-6
            Northbrook, Illinois 60062-7965

            Telecopier No.: 847-402-0578
     with a copy to the attention of Allstate's general counsel addressed as follows:

            Allstate Insurance Company
            Attention: Hugh D. Bohlender, Counsel
            2775 Sanders Road, Suite A8
            Northbrook, Illinois 60062-6127

            Telecopier No.: 847-402-0158

     Notices to Acxiom shall be addressed as follows:

            Acxiom Corporation
            Attention: Karl Babij, Contract Manager
            301 Industrial Boulevard
            Conway, AR 72033-2000

            Telecopier No.: 501-336-3902

     with a copy to the attention of Acxiom's general counsel at:

            Acxiom Corporation
            Attention: Catherine Hughes, General Counsel
            301 Industrial Boulevard
            Conway, AR 72033-2000

            Telecopier No.: 501-336-3723

     24.5.  Amendments; Waivers

            Except as provided expressly herein, this Agreement may not be modified, amended, or in any way altered except by written document duly executed by both of the Parties hereto. No waiver of any provision of this Agreement, nor of any rights or obligations of any Party hereunder, will be effective unless in writing and signed by the Party waiving compliance, and such waiver will be effective only in the specific instance, and for the specific purpose, stated in such writing. No waiver of breach of, or default under, any provision of this Agreement will be deemed a waiver of any other provision, or of any subsequent breach or default of the same provision, of this Agreement.

     24.6.  Legal Status of Parties

            This Agreement will not be construed to constitute either Party as a representative, agent, employee, partner, or joint venturer of the other. Acxiom will be an independent contractor for the performance under this Agreement. Acxiom will not have the authority to enter into any agreement, nor to assume any liability, on behalf of Allstate, nor to bind or commit Allstate in any manner. Acxiom's employees who provide services pursuant to this Agreement or who are located on Allstate's premises shall remain employees of Acxiom, and Acxiom will have sole responsibility for such employees including (but not limited to) responsibility for payment of compensation to such personnel and for injury to them in the course of their employment. Acxiom shall be responsible for all aspects of labor relations with such employees including (but not limited to) their hiring, supervision, evaluation, discipline, firing, wages, benefits, overtime and job and shift assignments, and all other terms and conditions of their employment, and Allstate will have no responsibility therefor. Acxiom shall defend, indemnify, and hold harmless Allstate Indemnitees from and against any and all claims, liabilities, losses, costs, damages, and expenses, including attorney's fees, based upon or related to a claim that Acxiom's or its subcontractors' employees are employees of Allstate.

     24.7.  Severability

            If any provision of this Agreement is determined to be invalid or unenforceable, that provision shall be deemed stricken and the remainder of the Agreement will continue in full force and effect insofar as it remains a workable instrument to accomplish the intent and purposes of the Parties; the Parties shall replace the severed provision with the provision that will come closest to reflecting the intention of the Parties underlying the severed provision but that will be valid, legal, and enforceable.

     24.8.  Counterparts

            This Agreement may be executed in duplicate counterparts. Each such counterpart shall be an original and both together shall constitute but one and the same document. This Agreement shall not be deemed executed unless nor until at least one counterpart bears the signatures of both parties' designated signatories.

     24.9.  Governing Law

            This Agreement and the performance of the Parties hereunder shall be governed and construed in accordance with the substantive laws of the State of Illinois. All actions or proceedings arising out of, or related to, this Agreement shall be brought only in an appropriate federal or state court in Cook County Illinois and the Parties hereby consent to the jurisdiction of such courts over themselves and the subject matter of such actions or proceedings.

     24.10. No Third-Party Beneficiaries

            This Agreement is an agreement between the Parties, and confers no rights upon any of the Parties' employees, agents, or contractors or upon any other person, partnership, or entity.

     24.11.  Expenses

             Each Party shall pay all expenses paid or incurred by it in connection with the planning, negotiation, and consummation of this Agreement.

     The duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

ALLSTATE INSURANCE COMPANY                        ACXIOM CORPORATION



By: ______________________________________        By: ___________________________________
    George E. Ruebenson                           Name: Paul L. Zaffaroni
    Vice President, Procurement Governance        Name:: Acxiom Services Division Leader

ACXIOM RM-TOOLS, INC.



BY: _______________________________
Name: Paul L. Zaffaroni
Title: Vice President